                                                                   Exhibit 10.95

                                                                  EXECUTION COPY

                              TRANSACTION AGREEMENT

                            DATED AS OCTOBER 21, 2003

                                  BY AND AMONG

                         L-3 COMMUNICATIONS CORPORATION,

                                  RAAH I, LLC,

                                       AND

                              VERTEX AEROSPACE LLC

                                                             ii

LIST OF EXHIBITS

Exhibit A             Defined Terms
Exhibit B             Representations and Warranties of Seller and the Company
Exhibit C             Representations and Warranties of Purchaser

                               LIST OF ATTACHMENTS

Attachment I          Legal Opinion of Counsel to Seller
Attachment II         Legal Opinion of Counsel to Purchaser
Attachment III        Opening Balance Sheet

                                LIST OF SCHEDULES

Schedule B.1          Organization
Schedule B.3          Subsidiaries
Schedule B.4          Membership Interests
Schedule B.5          Absence of Restrictions and Conflicts
Schedule B.6(a)       Owned Real Property
Schedule B.6(b)       Leased Real Property
Schedule B.7          Title to Personal Property
Schedule B.9          No Undisclosed Liabilities
Schedule B.10         Absence of Certain Changes
Schedule B.11         Legal Proceedings
Schedule B.12         Compliance with Law
Schedule B.13(a)      Contracts
Schedule B.13(d)      Government Contracts
Schedule B.13(e)      Bids
Schedule B.13(g)      Audits
Schedule B.13(h)      Investigations and Disclosures
Schedule B.13(i)      Claims relating to Government Contracts
Schedule B.13(j)      Suspensions and Disbarments
Schedule B.13(k)      Teaming Agreements
Schedule B.13(m)      Sales, Commission and Similar Agreements
Schedule B.13(n)      Loss Contracts
Schedule B.14(a)      Tax Returns; Taxes
Schedule B.15         Officers and Consultants
Schedule B.16         Employee Plans and Benefit Arrangements
Schedule B.17         Labor Relations
Schedule B.18         Insurance Policies
Schedule B.19         Environmental, Health and Safety Matters
Schedule B.20(a)      Intellectual Property
Schedule B.20(b)      Software
Schedule B.20(d)      Infringements

                                      iii

Schedule B.21         Transactions with Affiliates
Schedule B.22         10 Largest Suppliers, Sole Source Suppliers and 10 Largest   Customers
Schedule B.25         Warranties
Schedule B.26         Receivables
Schedule B.27         Order Backlog
Schedule B.28         Inventories
Schedule B.31         Organizational Conflicts of Interest
Schedule B.33         Other Indebtedness

                                       iv

                              TRANSACTION AGREEMENT

         This TRANSACTION AGREEMENT (together with the Exhibits, Schedules and
Attachments hereto, this "Agreement"), dated as of October 21, 2003, is made and entered into by and among L-3 COMMUNICATIONS CORPORATION, a Delaware corporation
("Purchaser"), RAAH I, LLC, a Delaware limited liability company ("Seller"), and
VERTEX AEROSPACE LLC, a Delaware limited liability company (the "Company").
Purchaser, Seller and the Company are sometimes individually referred to herein as a "Party" and collectively as the "Parties."

                              W I T N E S S E T H:

         WHEREAS, Seller owns all of the membership interests of the Company;

         WHEREAS, the Parties desire to enter into this Agreement, and in connection therewith, Seller proposes to sell to Purchaser, and Purchaser proposes to purchase from Seller (the "Acquisition"), all of the membership interests of the Company; and

         WHEREAS, in connection with the Acquisition the Parties desire to make certain representations and warranties to each other and to enter into certain agreements in connection therewith;

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         Section 1.1 Definitions. Capitalized terms used in this Agreement shall have the meanings specified in Exhibit A or elsewhere in this Agreement.

                                   ARTICLE II
                                PURCHASE AND SALE

         Section 2.1 Agreement to Purchase and Sell. Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell and transfer to
Purchaser, and Purchaser will purchase and acquire from Seller, all of the membership interests of the Company, free and clear of all Encumbrances.

         Section 2.2 Purchase Price. Subject to adjustment in accordance with
Section 2.5, the aggregate amount to be paid for all of the membership interests of the Company shall

be $650,000,000 (the "Purchase Price").

         Section 2.3 Payment of Purchase Price.

              (a) On the Closing Date, Purchaser shall pay to Seller the
         Purchase Price.

              (b) The payment required under this Section 2.3 shall be made in cash by wire transfer of immediately available funds to such bank accounts as shall be designated in writing by Seller (including such bank accounts specified in the pay-off letters referred to in Section
         9.2(e)(viii)) at least three Business Days prior to the applicable payment date.

         Section 2.4 Closing. The closing (the "Closing") of the Contemplated
Transactions shall take place at the offices of Winston & Strawn LLP, 200 Park
Avenue, New York, New York 10166, on December 1, 2003; provided, however, that if all of the conditions to Closing set forth in Article IX have not been satisfied (or waived by the party entitled to waive the condition) as of that date, the Closing shall take place on the second Business Day following the satisfaction or waiver (by the party entitled to waive the condition) of all conditions to the Closing set forth in Article IX, or at such other time and place as the parties to this Agreement may agree. The Closing shall be deemed to occur at 11:59 p.m. New York time on the Closing Date.

         Section 2.5 Adjustment of Purchase Price.

              (a) Promptly following the Closing Date, but in no event later than 90 days after the Closing Date, Purchaser shall, at its expense and to the extent requested with the assistance of Seller, prepare and submit to Seller a statement setting forth, in reasonable detail, the consolidated Net Assets of the Company and the Company Subsidiaries as
         of the close of business on the Closing Date (the "Proposed Final Net
         Asset Amount"). In the event Seller disputes the correctness of the
         Proposed Final Net Asset Amount, Seller shall notify Purchaser in writing of its objections within 30 days after receipt of Purchaser's calculation of the Proposed Final Net Asset Amount and shall set forth, in writing and in reasonable detail, each of the reasons for Seller's objections. If Seller fails to deliver such notice of objections within such time, Seller shall be deemed to have accepted Purchaser's calculation. Purchaser and Seller shall endeavor in good faith to resolve any disputed matters within 20 days after Purchaser's receipt of Seller's notice of objections. If Purchaser and Seller are unable to resolve the disputed matters, Purchaser and Seller shall select a nationally known independent accounting firm (which firm shall not be the then regular auditors of Purchaser, Seller or the Company) to resolve the matters in dispute (in a manner consistent with Section
         2.5(b)), including the appropriate amount of interest, if any, due on the disputed amounts (determined in accordance with Section 2.5(c) or
         Section 2.5(d), as the case may be), and the determination of such firm in respect of the correctness of each matter remaining in dispute shall be conclusive and binding on Purchaser and Seller. The consolidated Net
         Assets of the Company and the Company Subsidiaries as of the close of business on the Closing Date, as finally determined pursuant to this
         Section 2.5(a) (whether by failure of Seller to deliver notice of objection, by agreement of Purchaser and Seller or by determination of the independent accountants selected as set forth above), is referred to herein as the "Final Net Asset Amount."

              (b) The Proposed Final Net Asset Amount and the Final Net Asset
         Amount shall be determined in accordance with GAAP and in a manner consistent with the accounting principles, policies, practices and methods utilized in the preparation of the Opening Balance Sheet, as disclosed in the notes to the Opening Balance Sheet.

              (c) If the Final Net Asset Amount is greater than $141,606,454, the excess shall be paid to Seller by Purchaser by wire transfer in immediately available funds to an account of Seller designated in writing within two Business Days of the date on which the Final Net
         Asset Amount is finally determined, together with simple interest thereon during the period commencing on the Closing Date and ending on the date of payment (the "Interest Period") at a rate equal to LIBOR during such Interest Period. Any payment due Seller under this Section
         2.5(c) shall be made on or before the fifth Business Day following the date on which the Final Net Asset Amount is finally determined.

              (d) If the Final Net Asset Amount is less than $141,606,454, the deficiency shall be paid to Purchaser by Seller in immediately available funds to an account of Purchaser designated in writing within two Business Days of the date on which the Final Net Asset Amount is finally determined, together with simple interest thereon during the
         Interest Period at a rate equal to LIBOR during such Interest Period.
         Any payment due Purchaser under this Section 2.5(d) shall be made on or before the fifth Business Day following the date on which the Final Net
         Asset Amount is finally determined.

              (e) Subject to any applicable privileges (including, without limitation, the attorney-client privilege and the work product privilege), Purchaser shall make available to Seller and, upon request, to the independent accountants selected pursuant to Section 2.5(a), the books, records, documents and work papers underlying the preparation of the statement of the Proposed Final Net Asset Amount. Subject to any
         applicable privileges (including without limitation, the
         attorney-client privilege and work product privilege), Seller shall make available to Purchaser and, upon request, to the independent accountants selected pursuant to Section 2.5(a), the books, records, documents and work papers created or prepared by or for Seller in connection with the review of the Proposed Final Net Asset Amount.

              (f) The fees and expenses, if any, of the accounting firm selected to resolve any disputes between Purchaser and Seller in accordance with
         Section 2.5(a) shall be paid one-half by Purchaser and one-half by
         Seller.

                                   ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY

Section 3.1 Representations and Warranties of Seller and the Company. Seller and
the Company represent and warrant to Purchaser as set forth in Exhibit B.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Section 4.1 Representations and Warranties of Purchaser. Purchaser
represents and warrants to Seller and the Company as set forth in Exhibit C.

                                    ARTICLE V
               COVENANTS AND AGREEMENTS OF SELLER AND THE COMPANY

         Section 5.1 Conduct of Business by the Company.

              (a) From the date hereof until the Closing Date, the Company shall and shall cause the Company Subsidiaries to, and Seller shall cause the
         Company and the Company Subsidiaries to, except as expressly permitted by this Agreement and except as otherwise consented to in writing by
         Purchaser:

                   (i) conduct its businesses in the ordinary course on a basis consistent with past practice;

                   (ii) use its commercially reasonably efforts to preserve
              intact the goodwill and business organization of the Company and each Company Subsidiary, keep the officers and employees of the
              Company and each Company Subsidiary available to Purchaser and preserve the relationships and goodwill of the Company and each
              Company Subsidiary with customers, distributors, suppliers, employees and others having business relations with the Company or any Company Subsidiary;

                   (iii) comply, in all material respects, with all Applicable
              Laws;

                   (iv) duly and timely file or cause to be filed all reports and returns required to be filed with any Governmental Entity and promptly pay or cause to be paid when due all Taxes, assessments and governmental charges, including interest and penalties levied or assessed, unless (A) diligently contested in good faith by appropriate proceedings and (B) an appropriate and adequate reserve is maintained with respect thereto and such reserve is included in the calculation of the Final Net Asset Amount;

                   (v) not consent to the admission or withdrawal of any member of the Company or any Company Subsidiary or grant any right, option or other commitment with respect to interests in the
              Company or any Company Subsidiary;

                   (vi) not dispose of or permit to lapse any rights to the use of any patent, trademark, trade name, service mark, license or copyright of the Company or any Company Subsidiary, including, without limitation, any of the Intellectual Property, or dispose of or disclose to any Person, any trade secret, formula, process, technology or know-how of the Company or any Company Subsidiary not heretofore a matter of public knowledge;

                   (vii) (1) except in the ordinary course of business
              consistent with past practice, not (A) sell or otherwise dispose of any assets except to customers of the Business, (B) create, incur or assume any Indebtedness, (C) grant, create, incur or suffer to exist any Encumbrances on the real or personal
              properties of the Company or any Company Subsidiary which did not exist on the date hereof other than Permitted Encumbrances, (D)
              incur any liability or obligation (absolute, accrued or
              contingent), (E) write-off any guaranteed checks, notes or accounts receivable or (F) cancel any debt or waive any claims or rights; or (2) make any commitment for any capital expenditure to be made on or after the Closing Date in excess of $250,000 in the case of any single expenditure or $1,500,000 in the case of all capital expenditures;

                   (viii) not increase, other than in the ordinary course of
              business consistent with past practice, the base compensation of, enter into or amend any new bonus or incentive agreement or arrangement with, or enter into or amend any severance, change of control or similar agreement or arrangement with, any employees, directors, managers, consultants or agents of the Company or any
              Company Subsidiary; provided, however, that entering into any severance, change of control or similar agreement or arrangement that is the sole obligation of Seller, and not the obligation of the Company or any Company Subsidiary, shall not require the consent of Purchaser;

                   (ix) not increase, other than in the ordinary course of
              business consistent with past practice, the benefits provided under any Employee Plans or Benefit Arrangements or establish, adopt, enter into or, except as required by Applicable Law, terminate or amend any Employee Plans or Benefit Arrangements or promise or commit to undertake to do so in the future;

                   (x) not pay, discharge, settle or satisfy any claim,
              liability or obligation (absolute, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of claims, liabilities and obligations reflected or reserved against in the Opening

              Balance Sheet, or incurred in the ordinary course of business consistent with past practice;

                   (xi) maintain in full force and effect and in the same
              amounts policies of insurance comparable in amount and scope of coverage to that maintained as of the date of this Agreement by or on behalf of the Company and each Company Subsidiary;

                   (xii) continue to maintain its books and records in
              accordance with GAAP consistently applied, and on a basis
              consistent with the Company's past practice;

                   (xiii) not (A) enter into any Contract which is expected to result in a loss; or (B) enter into any Contract (or group of related Contracts with the same Person or such Person's
              Affiliates) involving payments to be made or received by or to
              Company in excess of $10,000,000 per annum other than Contracts relating to Bids set forth on Schedule B.13(e) on substantially the same terms and conditions as the Bids;

                   (xiv) not make, enter into, amend or terminate any bid or
              proposal (or series of related bids or proposals) which if accepted would result in a Contract, nor make, enter into, amend or terminate any customer option (or series of related customer options), relating to a Contract that, in any case, (A) involves an amount in excess of $10,000,000, or (B) is expected to result in a loss;

                   (xv) not declare, set aside or pay any non-cash dividends on or make any other non-cash distributions (whether in stock, equity securities or property) in respect of any membership interests or other equity securities of the Company, nor split, subdivide, combine or reclassify any membership interests or other equity securities of the Company, nor issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any membership interests or other equity securities of the
              Company;

                   (xvi) not make or rescind any material express or deemed
              election relating to Taxes of the Company or any Company
              Subsidiary, other than Income Taxes, nor settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes;
              notwithstanding the foregoing, no election will be made by or on behalf of the Company or any Company Subsidiary to be taxed as a corporation for purposes of any Income Tax;

                   (xvii) not release, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation or controversy involving any current or former officer, director, stockholder, consultant or employee Company; or

                   (xviii) not agree in writing or otherwise to take any of the actions described in clauses (i) through (xvii) (inclusive).

              (b) In connection with the continued operation of the Business between the date hereof and the Closing Date, Seller and the Company will confer in good faith on a regular and frequent basis with
         Purchaser regarding operational matters and the general status of ongoing operations of the Company and each Company Subsidiary.

              (c) Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Seller and the
         Company will not, and will cause each Company Subsidiary not to, without the prior consent of Purchaser, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section B.10 of
         Exhibit B is likely to occur.

         Section 5.2 Inspection and Access to Information. From the date hereof to the Closing Date or until this Agreement is terminated as provided in Article
X, the Company shall and shall cause each of the Company Subsidiaries to, and
Seller shall cause the Company and each of the Company Subsidiaries and
Representatives to, provide Purchaser and its accountants, counsel, advisors, employee benefits and environmental consultants and other authorized
Representatives full access, during reasonable hours and under reasonable circumstances, to any and all of its premises, employees (including executive officers), properties, contracts, commitments, books, records and other information (including Tax Returns filed and those in preparation), promptly upon request therefor, any and all financial, technical and operating data and other information pertaining to the Company, the Company Subsidiaries and the
Business, and otherwise fully cooperate with the conduct of due diligence by
Purchaser and its Representatives.

         Section 5.3 No Solicitation of Transactions The Company and Seller will not, and Seller shall cause the Company and the Company Subsidiaries not to, directly or indirectly, through any officer, member or agent of any of them or otherwise, initiate, solicit or encourage (including by way of furnishing non-public information or assistance), or enter into negotiations of any type, directly or indirectly, or enter into a confidentiality agreement, letter of intent or purchase agreement, merger agreement or other similar agreement with any Person other than Purchaser with respect to the purchase or sale of any membership interests of the Company or any Company Subsidiary, or a merger, consolidation, business combination, sale of all or any substantial portion of the assets of the Company or any Company Subsidiary, or the liquidation or similar extraordinary transaction with respect to the Company or any Company
Subsidiary.

         Section 5.4 Notices of Certain Events. Promptly after any of Seller, the Company or any Company Subsidiary obtains knowledge of the following, Seller shall notify Purchaser in writing of:

              (a) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any Company Subsidiary
         (i) that, had they been commenced or threatened

         prior to the date of this Agreement, would have been required to have been disclosed in order to make the representations and warranties in
         Exhibit B true and complete, or (ii) that relate to the consummation of the Contemplated Transactions; and

              (b) any fact or circumstance which would make any representation or warranty in Exhibit B untrue or inaccurate in any material respect as of the Closing Date or as of the date of this Agreement.

         Section 5.5 Supplements to Schedules. From time to time up to the
Closing Date, Seller will promptly (a) supplement or amend the Schedules which it has delivered pursuant to this Agreement with respect to any matter occurring after the date hereof which, if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby and (b) provide notice to Purchaser with respect to any matter first existing or occurring on or prior to the date hereof which was omitted from the Schedules, but required to be set forth or described therein, or is necessary to correct any information therein. No supplement or amendment to any Schedule, or notice regarding any Schedule, or notice pursuant to Section 5.4, will have any effect for the purpose of determining satisfaction of the conditions set forth in Section 9.2.

         Section 5.6 Insurance. The Company shall, and shall cause each Company
Subsidiary to, in good faith cooperate with Purchaser and take all actions reasonably requested by Purchaser that are necessary or desirable to permit
Purchaser to have available to it following the Closing the benefits (whether direct or indirect) of the insurance policies maintained by or on behalf of the
Company and each Company Subsidiary that are currently in force.

         Section 5.7 Novation. Seller hereby agrees to cooperate and to provide such assistance to Purchaser as may be necessary in the event that a novation of any Contract is required by any Governmental Entity at any time following the
Closing Date.

         Section 5.8 Accounts Payable. Between the date of this Agreement and the Closing Date, Seller shall cause the Company and the Company Subsidiaries to, and the Company shall cause the Company Subsidiaries to, satisfy all accounts payable of the Company and the Company Subsidiaries in the ordinary course of business consistent with past practice.

         Section 5.9 Dealings with Affiliates. As of the Closing Date, Seller shall cause all Intercompany Agreements (other than those between or among the
Company and any of the Company Subsidiaries) to be terminated and of no force and effect, and there shall be no unsatisfied obligations or liabilities thereunder, pursuant to termination agreements in form and substance reasonably satisfactory to Purchaser.

         Section 5.10 No Solicitation of Employees. During the period beginning on the Closing Date and ending on the third anniversary of the Closing Date (the
"Covenant Period"), Seller will not, will cause its Affiliates to not, and will not authorize or induce any third party to, directly or indirectly, employ, engage as a consultant or solicit for employment or consulting, on its own behalf or on behalf of any Affiliate or third party, or otherwise encourage the resignation of, any of the employees or consultants of the Company or any Company Subsidiary or any Person who was an employee or consultant of the
Company or any Company Subsidiary at any time during the Covenant Period.

         Section 5.11 Material Leases. Seller and the Company will use their reasonable best efforts to obtain an acknowledgment from (1) the landlord of the
Company's Madison, Mississippi headquarters facility and (2) the landlord of the
Newport News, Virginia headquarters facility of Flight International Aviation
LLC that (a) there are no defaults or events of default by the lessee under the applicable leases, (b) no consent or approval of such landlord is required by reason of the Contemplated Transactions, and (c) neither the execution, delivery or performance of this Agreement or any other Transaction Document nor the consummation of any of the transactions contemplated hereby or thereby will result in a default or event of default under, or create any right on the part of such landlord under, or result in the loss of any benefits under, or result in the termination of, any such lease.

                                   ARTICLE VI
                      COVENANTS AND AGREEMENTS OF PURCHASER

         Section 6.1 Confidentiality. Purchaser agrees that all information provided or otherwise made available in connection with the Contemplated
Transactions to Purchaser or any of its respective Representatives shall be treated as if provided under the Confidentiality Agreement.

         Section 6.2 Employees. The Company agrees to provide Purchaser such information as Purchaser may reasonably request with respect to compensation, service, and other information relating to the employment of the Company
Employees. During the period beginning immediately after the Closing and ending on the first anniversary of the Closing Date, Purchaser shall cause the Company to continue to provide to each Company Employee (i) salary, and (ii) employee benefits and plans, in each case, in amounts and on terms substantially comparable in the aggregate to those provided by the Company to the Company
Employees on the date hereof; provided, however, that Purchaser shall not be required to provide any Company Employees with (A) any equity-based or equity linked plans (or their equivalent, such as, without limitation, phantom stock plans or stock appreciation rights), or (B) any incentive bonus programs, executive compensation plans or cash incentive plans based on the achievement of financial or other performance targets. Nothing in this Agreement, express or implied, confers upon any Company Employee any right to continued employment with the Company or any Company Subsidiary for a specified period of time or confers any obligation upon Purchaser, the Company or any Company Subsidiary to provide such right.

                                   ARTICLE VII
                            COVENANTS OF THE PARTIES

         Section 7.1 Further Assurances. Subject to the terms and conditions of this

Agreement, each Party shall use reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law to consummate the Contemplated Transactions. Each of the Parties shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable to consummate or implement the Contemplated Transactions. Except as otherwise expressly set forth in this Agreement, nothing in this Section 7.1 shall require Purchaser to make any payments in order to obtain any consents or approvals necessary or desirable in connection with the consummation of the
Contemplated Transactions.

         Section 7.2 Certain Filings; Consents. Purchaser and Seller shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from third parties, in connection with the consummation of the Contemplated Transactions and (ii)
subject to the terms and conditions of this Agreement, in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

         Section 7.3 Antitrust Laws. Purchaser and Seller shall take all actions necessary or appropriate to make any filings required by the Hart Scott Rodino
Antitrust Improvement Act of 1976, as amended (the "HSR Act"), or any other
Antitrust Laws, in respect of the Contemplated Transactions, including, without limitation, complying as promptly as practicable with any requests for additional information; provided, however, that, notwithstanding anything in this Agreement or any other agreement to which any of the Parties are parties or by which they are bound, in no event shall Purchaser or any of its Affiliates be required to agree or commit to divest, hold separate, offer for sale, abandon, limit its operation of or take similar action with respect to any assets
(tangible or intangible) or any business interests in connection with or as a condition to receiving the consent or approval of any Governmental Entity
(including, without limitation, under the HSR Act).

         Section 7.4 Public Announcements. Prior to the Closing, the Parties
shall consult with each other before issuing any press release or making any public statement with respect to this Agreement or the Contemplated Transactions and, except as may be required by Applicable Law or any listing agreement with any national or international securities exchange, no Party shall issue any such press release or make any such public statement without the prior written consent of the other Parties. The parties agree that the initial press release to be issued with respect to the Confidential Transactions shall be issued jointly by the Company and Purchaser immediately after the execution of this
Agreement. Notwithstanding anything to the contrary set forth herein or in any other agreement to which the Parties are parties or by which they are bound
(including, without limitation, the Confidentiality Agreement), the obligations of confidentiality contained herein and therein, as they relate to the
Contemplated Transactions, shall not apply to the tax structure or tax treatment of the Contemplated Transactions, and each Party (and any employee, representative, or agent or any Party) may disclose to any and all Persons, without limitation of any kind, the tax structure and tax treatment of the transactions contemplated by this Agreement and all materials of any kind
(including options or other tax analyses) that are provided to such

                                       10

Party relating to such tax treatment and tax structure; provided, however, that such disclosure shall not include information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

                                  ARTICLE VIII
                                   TAX MATTERS

         Section 8.1 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Contemplated Transactions shall be paid one-half by Seller and one-half by Purchaser when due, and each Party will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by Applicable Law, each other Party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

         Section 8.2 Allocation of Transaction Consideration.

              (a) The Purchase Price shall be allocated among the assets of the
         Company and each Company Subsidiary in accordance with a schedule to be mutually agreed upon by Seller and Purchaser prior to the Closing.
         Purchaser and Seller will file all Tax Returns consistent with the agreed upon allocation of the Purchase Price. For U.S. federal Income
         Tax purposes and for purposes of all other Income Taxes for which the
         Company is treated as a disregarded or tax transparent entity,
         Purchaser and Seller agree to treat the sale of the Company as the sale of assets by the Company and each of the Company Subsidiaries.

              (b) In the event that Seller and Purchaser fail to mutually agree upon the allocation of the Purchase Price prior to the Closing, Seller and Purchaser shall select a nationally known independent accounting firm (which firm shall not be the then regular auditors of Purchaser,
         Seller or the Company) to resolve the matters in dispute, which determination shall be final and binding on the Parties. The fees and expenses, if any, of such accounting firm shall be paid one-half by
         Seller and one-half by Purchaser.

                                   ARTICLE IX
                              CONDITIONS TO CLOSING

         Section 9.1 Conditions to Each Party's Obligations. The respective obligations of each Party to effect the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following conditions:

              (a) Injunction. There will be no effective injunction, writ or preliminary restraining order or any order of any nature issued by, or any Applicable Law of, a Governmental Entity of competent jurisdiction to the effect that the Acquisition may not be consummated as provided in this Agreement.

                                       11

              (b) Antitrust Approvals. The waiting period applicable to the consummation of the Acquisition under the HSR Act shall have expired or been terminated.

         Section 9.2 Conditions to Obligations of Purchaser. The obligations of
Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following additional conditions:

              (a) Representations and Warranties. The representations and warranties of Seller set forth in Exhibit B shall have been true and correct as of the date hereof and shall be true and correct as of the
         Closing Date as though made on and as of the Closing Date except for those representations and warranties which refer to facts existing at a specific date, which shall be true and correct as of such date, in each case (other than in the case of those representations and warranties contained in Section B.2, Section B.4(b) and Section B.10(a) of Exhibit
         B) subject to the standard set forth in the introductory paragraph of
         Exhibit B.

              (b) Performance of Obligations of the Company and Seller. Each of
         the Company and Seller shall have performed in all material respects all covenants and agreements required to be performed by each of them under this Agreement on or prior to the Closing Date.

              (c) No Company Material Adverse Effect. Between the date of this
         Agreement and the Closing Date, there shall have been no Company
         Material Adverse Effect.

              (d) Closing Date Indebtedness; Release of Encumbrances. The
         Closing Date Indebtedness shall have been repaid in full by disbursement of cash on hand of the Company and a portion of the
         Purchase Price or otherwise, and Seller shall have delivered to
         Purchaser evidence satisfactory to Purchaser that the Closing Date
         Indebtedness has been paid in full and that all Encumbrances affecting any property of the Company and the Company Subsidiaries or any of the
         membership interests of the Company or any Company Subsidiary have been released.

              (e) Seller Ancillary Documents. Seller shall have executed and delivered, or caused to be executed and delivered, to Purchaser the following:

                   (i) a certificate of an authorized officer of Seller as to compliance with the conditions set forth in Sections 9.2(a),
              9.2(b), 9.2(c) and 9.2(d);

                   (ii) a written consent for the admission of Purchaser, and the simultaneous withdrawal of Seller, as a member of the Company;

                   (iii) a legal opinion of counsel to Seller as to the matters set forth in Attachment I;

                                       12

                   (iv) the record books of the Company and each Company
              Subsidiary relating to the organization of such entity and the capital account balances of its members;

                   (v) a certificate dated the Closing Date and sworn under
              penalties of perjury, setting forth Seller's name, address and federal tax identification number and stating that it is not a
              "foreign person" within the meaning of Section 1445 of the Code, such certificate to be in the form set forth in the Treasury
              Regulations;

                   (vi) resignations of the officers of the Company and each
              Company Subsidiary, as requested by Purchaser, effective as of the
              Closing Date;

                   (vii) a certified copy of resolutions adopted by the Board of
              Representatives of Seller authorizing the execution and delivery of this Agreement and the consummation of the Contemplated
              Transactions; and

                   (viii) pay-off letters from the Company's lenders regarding the Closing Date Indebtedness in form and substance reasonably satisfactory to Purchaser.

         Section 9.3 Conditions to Obligations of Seller. The obligations of
Seller to consummate the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of each of the following additional conditions:

              (a) Representations and Warranties. The representations and warranties of Purchaser set forth in Exhibit C shall have been true and correct as of the date hereof and shall be true and correct as of the
         Closing Date as though made on and as of the Closing Date except for those representations and warranties which refer to facts existing at a specific date, which shall be true and correct as of such date, in each case subject to the standard set forth in the introductory paragraph of
         Exhibit C;

              (b) Performance of Obligations by Purchaser. Purchaser shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the
         Closing Date;

              (c) Purchaser Ancillary Documents. Purchaser shall have delivered, or caused to be delivered, to Seller the following:

                   (i) a certificate of an authorized officer as to compliance with the conditions set forth in Sections 9.3(a) and 9.3(b);

                   (ii) a legal opinion of counsel to Purchaser as to the
              matters set forth in Attachment II; and

                   (iii) a certified copy of resolutions adopted by the Board of
              Directors of Purchaser and any L-3 Company to which this Agreement has been assigned in accordance with the provisions of Section
              12.3, authorizing the execution and

                                       13

              delivery of this Agreement and the consummation of the
              Contemplated Transactions.

                                    ARTICLE X
                                   TERMINATION

         Section 10.1 Termination. This Agreement may be terminated at any time at or prior to the Closing (the "Termination Date"):

              (a) in writing by mutual consent of the Parties;

              (b) by written notice from Purchaser to Seller, if any of the conditions set forth in Sections 9.1 or 9.2 shall have become incapable of fulfillment, and shall not have been waived by Purchaser, unless such failure results from a breach by Purchaser of this Agreement;

              (c) by written notice from Seller to Purchaser, if any of the conditions set forth in Sections 9.1 or 9.3 shall have become incapable of fulfillment, and shall not have been waived by Seller, unless such failure results from a breach by Seller of this Agreement; or

              (d) by written notice by Seller to Purchaser or Purchaser to
         Seller, as the case may be, if the Closing has not occurred on or prior to December 15, 2003; provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to any party whose failure to fulfill any obligations under this Agreement shall have been the cause of or resulted in the failure of the Closing to occur on or prior to such date.

         Section 10.2 Effect of Termination. In the event of termination of this
Agreement pursuant to this Article X, (a) this Agreement will forthwith become void and of no further force or effect, except that the provisions of Sections
6.1 and 7.4, Article XII and this Section 10.2, shall survive the termination of this Agreement, and (b) such termination shall be without liability of any Party
(or any member, partner, officer, director, employee, representative or stockholder of any Party) to any other Party; provided, however, if the
Contemplated Transactions fail to close as a result of a breach of the provisions of any of the Transaction Documents, the breaching Party shall be fully liable for any and all damages or losses incurred or suffered by the other
Parties as a result of such breach. The rights and remedies under this Article X shall be cumulative and not exclusive of any rights or remedies provided under
Applicable Law.

                                   ARTICLE XI
                                  NON-SURVIVAL

         Section 11.1 Non-Survival. None of the representations and warranties of the Parties

                                       14

contained herein or in any certificate or other writing delivered pursuant to this Agreement shall survive the Closing; provided, however, that the representations and warranties set forth in Section B.4(b) of Exhibit B shall survive the Closing for a period of one year from the Closing Date.

                                   ARTICLE XII
                            MISCELLANEOUS PROVISIONS

         Section 12.1 Notices. All notices, communications and deliveries under this Agreement shall be made in writing signed by or on behalf of the Party making the same, shall specify the Section under this Agreement pursuant to which it is given or being made, and shall be delivered personally or by telecopy transmission or sent by registered or certified mail (return receipt requested) or by overnight delivery (with evidence of delivery and postage and other fees prepaid) as follows:

    To Purchaser (or the Company       L-3 Communications Corporation
    following Closing):                600 Third Avenue
                                       New York, New York  10166
                                       Attention:  Christopher C. Cambria, Esq.
                                       Facsimile:  (212) 805-5494

    With a copy to:                    Proskauer Rose LLP
                                       1585 Broadway
                                       New York, New York  10036-8299
                                       Attention:  James P. Gerkis, Esq.
                                       Facsimile:  (212) 969-2900

    To  Seller  (or  the   Company     RAAH I, LLC
    prior to the Closing):             c/o Veritas Capital Management, L.L.C.
                                       660 Madison Avenue
                                        New York, New York 10166
                                       Attention:  Robert B. McKeon
                                       Facsimile:  (212) 688-9411

    With a copy to:                    Winston & Strawn LLP
                                       200 Park Avenue
                                       New York, New York 10166
                                       Attention:  Benjamin M. Polk, Esq.
                                       Facsimile:  (212) 294-4700

                                       15

or to such other representative or at such other address of a party as such party may furnish to the other parties in writing. Any such notice, communication or delivery will be deemed given or made upon receipt or refusal of receipt.

         Section 12.2 Schedules and Exhibits. The Schedules and Exhibits to this
Agreement are hereby incorporated into this Agreement and are hereby made a part of this Agreement as if set out in full in this Agreement.

         Section 12.3 Assignment; Successors in Interest. The provisions of this
Agreement and the Transaction Documents shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided that before the Closing Date no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement or any Transaction
Document without the prior written consent of the other Party; and provided further, that no assignment, delegation or other transfer of rights under this
Agreement shall relieve the assignor of any liability or obligations hereunder.
Notwithstanding the foregoing, Purchaser may assign its rights hereunder to any
L-3 Company without the prior written consent of any other Party, provided that
(a) any such assignee expressly assumes, in a writing addressed to Seller, to be bound by Purchaser's obligations hereunder and (b) any such assignment shall not materially delay, prevent or, in any case, delay beyond the Termination Date, as provided in Section 10.1(d), the satisfaction of any of the conditions to the obligation of Purchaser to consummate the Closing required under Sections 9.1 and 9.2 hereof. No such assignment shall limit or affect Purchaser's obligations hereunder. Any attempted assignment in violation of this Section 12.3 shall be void.

         Section 12.4 Number; Gender. Whenever the context so requires, the singular number will include the plural and the plural will include the singular, and the gender of any pronoun will include the other genders.

         Section 12.5 Interpretation. The article and section headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. As used in this Agreement, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and singular shall include the plural.
Unless the context otherwise requires, the term "party" when used herein means a party hereto. References herein to a party or other Person include their respective successors and assigns. The words "include," "includes" and
"including" when used herein shall be deemed to be followed by the phrase
"without limitation". Unless the context otherwise requires, references herein to Articles, Sections, Schedules and Attachments shall be deemed references to
Articles and Sections of, and Schedules and Attachments to, this Agreement.
Unless the context otherwise requires, the words "hereof," "hereby" and "herein"
and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision hereof.
With regard to each and every term and condition of this Agreement, the parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which party actually prepared,

                                       16

drafted or requested any term or condition of this Agreement.

         Section 12.6 Amendment; Waiver. This Agreement may not be amended, modified or supplemented except by written agreement of the Parties. Any provision of this Agreement may be waived prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed by the Party against whom the waiver is to be effective.

         Section 12.7 Controlling Law. This Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of New
York without reference to its choice of law rules.

         Section 12.8 Consent to Jurisdiction, Etc. Each of the Parties hereby irrevocably consents and agrees that any action, suit or proceeding arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any Transaction Document (for purposes of this
Section, a "Legal Dispute") shall be brought only to the exclusive jurisdiction of the courts of the State of New York located in the City of New York or the federal courts located in the Southern District of New York. The Parties agree that, after a Legal Dispute is before a court as specified in this Section 12.8 and during the pendency of such Legal Dispute before such court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal
Dispute, including, without limitation, any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each of the Parties hereby waives, and agrees not to assert, as a defense in any legal dispute, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such court or that its property is exempt or immune from execution, that the action, suit or proceeding is brought in an inconvenient forum or that the venue of the action, suit or proceeding is improper. Each Party hereto agrees that a final judgment in any action, suit or proceeding described in this Section 12.8 after the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

         Section 12.9 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS
AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY
CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY
DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT. The
scope of this waiver is intended to be all-encompassing of all Legal Disputes
(as defined in Section 12.8) that may be filed in any court and that relate to the subject matter of the Contemplated Transactions, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each Party hereby acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each Party further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE
MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER

                                       17

SPECIFICALLY REFERRING TO THIS SECTION 12.9 AND EXECUTED BY EACH OF THE
PARTIES), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS,
SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR
AGREEMENTS RELATING TO THE CONTEMPLATED TRANSACTIONS. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

         Section 12.10 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Applicable Law, the Parties waive any provision of Applicable Law which renders any such provision prohibited or unenforceable in any respect.

         Section 12.11 Counterparts; Effectiveness. This Agreement may be
executed in two or more counterparts, each of which will be deemed an original with the same effect as if the signatures hereto and thereto were upon the same instrument. This Agreement and each of the other Transaction Documents shall become effective when each Party hereto or thereto, as the case may be, shall have received a counterpart thereof signed by the other Parties hereto or thereto, as the case may be.

         Section 12.12 Enforcement of Certain Rights. Nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such Person being deemed a third party beneficiary of this Agreement.

         Section 12.13 Waiver. Any agreement on the part of a Party to any extension or waiver of any provision of this Agreement will be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a
Party of the performance of any covenant, agreement, obligation, condition, representation or warranty will not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any Party of the performance of any act will not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

         Section 12.14 Integration. This Agreement, the other Transaction
Documents and the Confidentiality Agreement supersede all prior negotiations, agreements and understandings among the Parties with respect to the subject matter of this Agreement and constitutes the entire agreement between the
Parties.

         Section 12.15 Cooperation Following the Closing. Following the Closing,
each of the Parties shall deliver to the others such further information and documents and shall execute and deliver to the others such further instruments and agreements as the other Party shall reasonably request to consummate or confirm the Contemplated Transactions, to accomplish the purpose of

                                       18

this Agreement or to assure to the other Party the benefits of this Agreement and the other Transaction Documents.

         Section 12.16 Transaction Costs. Except as otherwise expressly provided herein, (a) Purchaser will pay its own fees, costs and expenses incurred in connection with this Agreement and the Contemplated Transactions, including, without limitation, the fees, costs and expenses of its financial advisors, accountants and counsel and the HSR Act filing fees and (b) the Company shall pay one-half of the fees, costs and expenses of Seller and the Company, up to a maximum aggregate amount of $3,250,000, incurred in connection with this
Agreement and the Contemplated Transactions and the 2003 Form S-1 preparation
(including, without limitation, the fees, costs and expenses of their financial advisors, including Credit Suisse First Boston LLC, accountants, counsel and financial printers), and Seller shall pay the balance of such fees, costs and expenses.

         Section 12.17 Post-Closing Confidentiality. From and after the Closing,
Seller will, and will cause its Affiliates to, hold in strict confidence, and will not use to the detriment of Purchaser or any of its Affiliates, all confidential and proprietary information with respect to the Company and the
Company Subsidiaries.

         Section 12.18 Government Audit Assistance. Seller and its Affiliates
shall furnish Purchaser with such assistance as may be reasonably requested by
Purchaser in Government Contract audits, but only to the extent Seller and its
Affiliates have information that is not readily available to the Company and the
Company Subsidiaries.

                            [Signature pages follow]

                                       19

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

                                   L-3 COMMUNICATIONS CORPORATION

                                   By:
                                       ----------------------------------
                                       Name:  Christopher C. Cambria
                                       Title: Senior Vice President

                                   RAAH I, LLC

                                   By:
                                       ----------------------------------
                                       Name:  Robert B. McKeon
                                       Title: Authorized Signatory

                                   VERTEX AEROSPACE LLC

                                   By: RAAH I, LLC, as Manager and sole Member

                                       By:
                                           ----------------------------------
                                           Name:  Robert B. McKeon
                                           Title: Authorized Signatory

                                       20

                                    EXHIBIT A
                                  DEFINED TERMS

         "Affiliate" of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common
Control with such specified Person. For purposes of this definition, "Control,"
when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms
"Controlling" and "Controlled" have meanings correlative to the foregoing. In the case of Purchaser, "Affiliate" means L-3 Communications Holdings, Inc. and its Subsidiaries.

         "Applicable Law" means, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, decree or other requirement of any Governmental Entity applicable to such Person or any of its properties, assets, officers, directors, employees, managers, consultants or agents (in connection with such officer's, director's, employee's, manager's, consultant's or agent's activities on behalf of such Person).

         "Benefit Arrangements" means all employment agreements and arrangements, including, without limitation, all fringe benefit plans, bonus, severance, separation, holiday pay, paid time off, profit sharing, incentive compensation, cafeteria plans, seniority, and other policies, practices, programs, agreements or statements of terms and conditions (whether created by contractual arrangement or under or by virtue or Applicable Law) providing employee or executive compensation or benefits to managers, employees or members or former employees, managers or members of the Company or any Company
Subsidiary, or any of their beneficiaries or dependents, maintained by or contributed to by the Company or any Company Subsidiary since the Formation
Date, whether or not created under or governed by the laws of the United States, any state thereof or any foreign jurisdiction, other than an Employee Plan.

         "Bid" means any quotation, bid or proposal made by the Company or any of its Affiliates that if accepted or awarded to the Company or its Affiliates would lead to a Contract with any Person for the sale of products or services by the Company or its Affiliates.

         "Business" means the business of the Company and each Company
Subsidiary as it has been or may be conducted on or before the Closing Date.

         "Business Day" means any day except Saturday, Sunday or any day on which banks in New York, NY are authorized or required by law to close.

         "Closing Date" means the date on which the Closing occurs.

         "Closing Date Indebtedness" means all Indebtedness of the Company and each Company Subsidiary as of the Closing.

                                       A-1

         "Code" means the Internal Revenue Code of 1986, as amended and the regulations thereunder.

         "Company Employee" means each individual who works primarily or exclusively for the Business and who, on the Closing Date, is actively employed by the Company or by any Company Subsidiary, including any employee who is on vacation leave or jury duty, or on other authorized leave of absence (other than long-term disability), family or workers' compensation leave, or military leave as of the Closing Date, whether paid or unpaid; provided, however, that the term
Company Employee shall exclude any other inactive or former employee, including any individual who (a) is on long-term disability leave or unauthorized leave of absence, layoff with or without recall rights at the Closing Date or (b) has been terminated or has terminated his or her employment or retired before the
Closing Date.

         "Company Material Adverse Effect" means any circumstance, change or effect that, either individually or in the aggregate with all other circumstances, changes or effects, (a) has or is reasonably likely to have a material adverse effect on the business, assets, financial condition or results of operations of the Business taken as a whole, but excluding (i) effects or changes that are generally applicable to the industries and markets in which the
Business operates or (ii) changes in the United States or world financial markets or general economic conditions, or (b) would have a material adverse effect on the ability of Seller and the Company to perform their obligations under this Agreement or the ability of Seller and the Company to consummate the
Contemplated Transactions.

         "Company Subsidiaries" means Flight International Aviation LLC, a
Delaware limited liability company, Flight Capital LLC, a Delaware limited liability company, and Vector International Aviation LLC, a Delaware limited liability company.

         "Confidentiality Agreement" means the letter agreement dated October
13, 2003 by and between The Veritas Capital Fund, L.P. and L-3 Communications
Corporation.

         "Contemplated Transactions" means the transactions contemplated by this
Agreement and the other Transaction Documents.

         "Contracts" means all contracts, agreements, leases (including leases of real property), licenses, commitments, sales and purchase orders, and other undertakings of any kind, whether written or oral.

         "Employee Plans" means, collectively, each "employee benefit plan" as defined in Section 3(3) of ERISA, maintained or contributed to by the Company or any Company Subsidiary since the Formation Date, or any similar plans governed by the laws of a jurisdiction outside the United States, which provides or provided benefits to managers, employees or members or former employees, managers or members of the Company or any Company Subsidiary or their dependents or beneficiaries.

                                      A-2

         "Encumbrances" means all mortgages, liens, pledges, security interests, rights of first refusal and other similar rights, voting trusts or agreements, charges, claims, easements, rights of way, leases, subleases, options, restrictions, encumbrances and infringements of any nature whatsoever, including patent, copyright, trade secret, trademark and other intellectual property infringement.

         "Environmental Laws" means any and all federal, state, local, provincial and foreign statutes, laws, regulations, ordinances, injunctions, judicial decisions, permits, or agreements with any Governmental Entity or other third party which relate to protection of the environment, pollution control, product registration, the protection or reclamation of natural resources, or which impose liability for, or standards of conduct concerning, the manufacture, processing, generation, distribution, use, treatment, storage, disposal, discharge, release, emission, cleanup, transport or handling of Hazardous
Materials, including the Resource Conservation and Recovery Act of 1976, as
amended, the Comprehensive Environmental Response, Compensation and Liability
Act of 1980, as amended ("CERCLA"), the Superfund Amendments and Reauthorization
Act of 1984, as amended, the Toxic Substances Control Act, as amended, any other so-called "Superfund" or "Superlien" laws, and the Occupational Safety and
Health Act of 1970, as amended, to the extent it relates to the handling of and exposure to hazardous or toxic chemicals.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as
amended, and the regulations thereunder.

         "ERISA Affiliate Plan" means each employee benefit plan as defined in
Section 3(3) of ERISA, other than an Employee Plan, sponsored or maintained or required to be sponsored or maintained at any time within the last six years by any Person (whether incorporated or unincorporated), that together with the
Company or any Company Subsidiary would be deemed a "single employer" within the meaning of Section 414 of the Code since the Formation Date (including any predecessor to the Company) (an "ERISA Affiliate"), or to which such ERISA
Affiliate makes or has made, or has or has had an obligation to make, contributions at any time.

         "Eurodollar Business Day" means any Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

         "Formation Date" means June 27, 2001, the date of the formation of the
Company.

         "GAAP" means United States Generally Accepted Accounting Principles as
in effect on the date of the Agreement.

         "Government Contract" means any Contract between the Company and any
Governmental Entity.

         "Governmental Entity" means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal, arbitrator or arbitral authority, or organization

                                      A-3

or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

         "Hazardous Materials" means (i) substances defined as "hazardous substances" or "hazardous waste" pursuant to the Comprehensive Environmental
Response, Compensation and Liability Act of 1980, as amended, or the Resource
Conservation and Recovery Act of 1976, as amended, (ii) substances defined as
"hazardous substances" or "hazardous waste" in the regulations adopted pursuant to any of said laws, (iii) substances defined as "toxic substances" in the Toxic
Substances Control Act, as amended, and (iv) petroleum, petroleum derivatives, petroleum products, asbestos and asbestos-containing materials and any other substances or materials as regulated pursuant to Environmental Laws.

         "Income Tax" means any Tax imposed on or measured by income, gross receipts, profits or gains, including any minimum or add-on minimum Tax.

         "Indebtedness" means, as to any Person: (a) indebtedness created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of securities or otherwise), including without limitation any interest, prepayment penalties, expenses or fees accruing thereon or payable with respect thereto; (b) any obligations of such Person under any derivative agreements or any other similar agreements (including, without limitation, interest-rate, exchange-rate, commodity and equity-linked agreements), including breakage costs; and (c) Indebtedness of others guaranteed by such Person;
provided, however, Indebtedness of the Company also includes, without limitation, the indebtedness in respect of leasehold improvements relating to the Company's Madison, Mississippi headquarters facility, which indebtedness had as of June 27, 2003 an outstanding balance of $867,000.

         "Intellectual Property" means all inventions (whether patentable or unpatentable), patent rights, copyrights, invention disclosures, technology, know-how, processes, trade secrets, confidential information, proprietary data, formulae, data bases, moral rights, domain names, manufacturing or servicing methods and data, specifications, drawings, algorithms, prototypes, designs, design rights, design tools, white papers, research and development data, computer software programs in both source code and object code form; all trademarks, trade names, service marks and service names; all registrations, applications, recordings, licenses and common-law rights relating thereto, all rights to sue at law or in equity for any infringement or other impairment thereto, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto; all copies and tangible embodiments thereof (in whatever form or medium), and registrations and applications for any of the foregoing assets listed above and all other tangible and intangible proprietary information, materials and associated goodwill; and all of the foregoing in any jurisdiction throughout the world.

         "Intercompany Agreements" means all Contracts, including tax sharing agreements, but excluding non-equity employment or compensation arrangements with employees, between the Company or any Company Subsidiary, on the one hand, and any of its officers, managers, directors, members, stockholders or
Affiliates (or any Affiliate of any such officer, manager,

                                      A-4

director, member or stockholder), on the other hand; provided, however, that
Intercompany Agreements shall not include any Contract between the Company or any Company Subsidiary, on the one hand, and Raytheon Company or any of its
Subsidiaries, on the other hand.

         "Knowledge" As used in this Agreement, the term "Knowledge" of any
Party means the actual knowledge of any senior executive officers of that Party after due inquiry by such officers with the personnel of the Company and the
Company Subsidiaries. The relevant senior executive officers for purposes of
Seller and the Company are Daniel Grafton, Jay Ward, Jim Van Dusen, R. Steven
Sinquefield, Gary Sneary, Errol Oller, Neal Patton and Tom Johnson.

         "L-3 Company" means L-3 Communications Corporation and any of its
Subsidiaries.

         "LIBOR" means:

                  (i) the rate per annum equal to the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement
         Rate for deposits in U.S. dollars (for delivery on the Closing Date and thereafter each succeeding July 1st and January 1st) with a term equivalent to (or closest to) the period commencing on the Closing Date and ending on the succeeding June 30th or December 31st, as the case may be, and thereafter for successive six-month periods, determined as of approximately 11:00 a.m. (London time) two Eurodollar Business Days prior to the first day of such period;

                  (ii) if the rate referenced in the preceding subsection (i)
         does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the offered rate on such other page or other service that displays an average British
         Bankers Association Interest Settlement Rate for deposits in U.S.
         dollars (for delivery on the Closing Date and thereafter each succeeding July 1st and January 1st) with a term equivalent to (or closest to) the period commencing on the Closing Date and ending on the succeeding June 30th or December 31st, as the case may be, and thereafter for successive six-month periods, determined as of approximately 11:00 a.m. (London time) two Eurodollar Business Days prior to the first day of such period; or

                  (iii) if the rates referenced in the preceding subsections (i)
         and (ii) are not available, the rate per annum equal to the rate of interest at which deposits in U.S. dollars for delivery on the first day of such period in same day funds with a term equivalent to such period would be offered by Bank of America's London Branch to major bank is in the London interbank Eurodollar market at their request approximately 4:00 p.m. (London time) two Eurodollar Business Days prior to the first day of such period.

         "Multiemployer Plan" means a "multi-employer plan" within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA or Section 414(f) of the Code.

         "Net Assets" means (i) all of the assets and properties of the Company and the Company Subsidiaries on a consolidated basis, minus (ii) all liabilities of the Company and the Company

                                      A-5

Subsidiaries on a consolidated basis, determined, in each case, in accordance with GAAP consistently applied with the audited consolidated financial statements of the Company and the Company Subsidiaries as of December 27, 2002,
subject to the adjustments described on Attachment III hereto.

         "Opening Balance Sheet" means the unaudited balance sheet of Seller and its Subsidiaries on a consolidated basis as of September 26, 2003 and the notes thereto, a copy of which is attached hereto as Attachment III.

         "Other Indebtedness" means, with respect to any Person, (i) any indebtedness of such Person under any conditional sales or other title retention agreements relating to property purchased by such Person, (ii) any obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (iii) any synthetic lease obligations or any other similar lease obligations of such Person, (iv) any purchase money obligations of such Person, (v) any obligations of such Person as an account party in respect of any letters of credit or bankers' acceptances, (vi) any obligations of such Person in respect of off-balance-sheet agreements or transactions that are in the nature of, or in substitution of, financing, (vii)
any indebtedness or other obligations of any other Person of the type specified in any of the foregoing clauses, the payment or collection of which such Person has guaranteed or in respect of which such Person is liable, contingently or otherwise, including liable by way of agreement to purchase products or securities, to provide funds for payment, to maintain working capital or other balance sheet conditions or otherwise to assure a creditor against loss or
(viii) any indebtedness or other obligations of any other Person of the type specified in any of the foregoing clauses which is secured (or, pursuant to an existing right, could be secured at a later date) by an Encumbrance on any property of such Person. Notwithstanding any of the foregoing, Other
Indebtedness shall not include any obligations under leases that are operating leases or capitalized leases under GAAP.

         "Permitted Encumbrances" means (i) liens for Taxes not yet due and payable, (ii) statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent and (iii) zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, (A) interfere in any material respect with the present use of or occupancy of such parcel by the Company or the Company Subsidiary, as the case may be, (B) have more than an immaterial effect on the value thereof or its use or (C) would impair the ability of such parcel to be sold.

         "Person" means any individual, corporation, partnership, limited liability partnership, limited liability company, joint venture, trust, unincorporated organization, other entity or Government Entity.

         "Purchaser Material Adverse Effect" means a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or on the ability of Purchaser to consummate the Contemplated Transactions.

                                      A-6

         "Representatives" means with respect to any Person each of its directors, officers, partners, members, advisors, attorneys, accountants, employees or agents.

         "Securities Laws" means the Securities Act of 1933, as amended, and any state, local or foreign securities laws.

         "Subsidiary" as it relates to any Person, shall mean with respect to such Person, any other Person of which the specified Person, either directly or through or together with any other of its Subsidiaries, owns more than 50% of the voting power in the election of directors or their equivalents, other than as affected by events of default, together in each case, with any predecessor in interest thereto.

         "Tax Authority" shall mean a Governmental Entity having jurisdiction over the assessment, determination, collection or imposition of any Tax.

         "Taxes" means all federal, state, local and foreign taxes, and any charges, fees, imposts or other assessments with respect thereto, including but not limited to all gross receipts, net income, sales, use, ad valorem, value added, transfer, franchise, license, withholding, payroll, employment, excise, estimated, severance, stamp, real property, personal property, occupation taxes, tariffs and customs duties, together with any interest and any penalties, assessments or additions to tax or additional amounts resulting from, attributable to or incurred in connection with any Tax or any contest or dispute thereof, imposed by any Tax Authority, including all obligations for taxes under any tax sharing, tax indemnity or similar agreement.

          "Tax Return" means any report, return, declaration, claim for refund or information return, election, disclosure, estimate, computation or statement relating to Taxes required to be filed with any Governmental Entity, including any schedule or attachment thereto, and including any amendment thereof.

         "Transaction Documents" means (i) this Agreement and (ii) any other certificate, agreement, document or other instrument to be executed and delivered in connection with the Contemplated Transactions.

                                      A-7

                                    EXHIBIT B
            REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY

         The representations and warranties of Seller and the Company contained in this Exhibit B (other than those contained in Section B.2, Section B.4(b) and
Section B.10(a)) shall be deemed true and correct, and Seller and the Company shall not be deemed to have breached any such representation or warranty as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in this Exhibit B, has resulted or is reasonably likely to result in loss, liability, damage or expense to Purchaser or the Company and the Company Subsidiaries or a diminution in value of the Company and the Company Subsidiaries in excess of $20,000,000, except to the extent reflected in an adjustment to the Purchase Price in accordance with Section 2.5, disregarding for these purposes (i) any qualification or exception for, or reference to, materiality or Company Material
Adverse Effect in any such representation or warranty and (ii) any use of the terms "material", "materially," "in all material respects," "Company Material
Adverse Effect" or similar terms or phrases in any such representation or warranty. The representations and warranties in Section B.2, Section B.4(b) and
Section B.10(a) shall not be qualified by the preceding sentence.

         Except as set forth on the Schedules (it being understood that an item included on a Schedule referenced in any Section or subsection of this Exhibit B shall be deemed to relate to each other Section or subsection of this Exhibit B to the extent such relationship is readily apparent), and subject to the preceding paragraph, Seller and the Company hereby represent and warrant to
Purchaser on the date hereof and on the Closing Date as follows:

         B.1 Organization. The Company and each Company Subsidiary is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. The Company and each Company Subsidiary has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified or registered as a foreign limited liability company to transact business and is in good standing under the laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where the failure to be so qualified or registered would, individually or in the aggregate, not, or could not reasonably be expected to, have a Company Material Adverse Effect. Seller has heretofore made available to Purchaser true, correct and complete copies of the organizational documents of the Company and each Company Subsidiary as currently in effect and the record books of the Company and each Company Subsidiary.
Schedule B.1 contains a true and correct list of the jurisdictions in which the
Company and each Company Subsidiary is qualified or registered to do business as a foreign limited liability company.

                                      B-1

         B.2 Authorization. Each of Seller and the Company has full power and authority to execute and deliver this Agreement and each of the Transaction
Documents to which it is a party, to perform its obligations herein and therein, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents by
Seller and the Company and the performance by each of them of their respective obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary action on the part of Seller and the Company. No consent on the part of any of the members of Seller is necessary for Seller to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations herein and therein, and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of the
Transaction Documents to which Seller or the Company are a party will be as of the Closing Date, duly executed and delivered by Seller and the Company, as the case may be, and do or will constitute valid and binding agreements of Seller and the Company, as the case may be, enforceable against it in accordance with their respective terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity.

         B.3 Subsidiaries. Except as set forth on Schedule B.3, neither the
Company nor any Company Subsidiary does currently own or have any obligation to acquire or redeem, directly or indirectly, any capital stock or other securities of, or interests in, any other Person. Each of J-R Technical Management, L.L.C., a Texas limited liability company, and J-R Technical Services Limited
Partnership, L.L.P., a Texas limited partnership, are inactive and have no material assets or liabilities, debts, claims, commitments or obligations.

         B.4 Membership Interests.

              (a) Schedule B.4 hereto accurately and completely sets forth the ownership of the Company and each Company Subsidiary by listing thereon each holder of a membership interest in each of the foregoing companies as of the date hereof.

              (b) All of the membership interests in the Company and each
         Company Subsidiary (i) will, at the Closing, be free and clear of any
         Encumbrances and defects of title whatsoever, (ii) are owned of record and beneficially by the Person or Persons identified in Schedule B.4, and (iii) were not offered, issued or acquired in violation of the preemptive rights of any Person or any agreement or laws, statutes, orders, decrees, rules, regulations and judgments of any Governmental
         Entities by which the Company or any Company Subsidiary at the time of acquisition was bound. There are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, claims of any character, agreements, obligations, or other plans or commitments, contingent or otherwise, relating to the membership interests of the Company or any Company Subsidiary, other than as contemplated by this Agreement. There are no outstanding contracts or other agreements or commitments of Seller, the Company, any Company
         Subsidiary or any other Person to purchase, redeem or otherwise acquire any membership interests of the Company or any Company Subsidiary. Upon admission of

                                      B-2

         Purchaser, and simultaneous withdrawal of Seller, as a member of the
         Company and delivery by Seller to Purchaser of the membership certificate representing the entire interest held by Seller in the
         Company, Purchaser will be the sole member of the Company and hold the entire interest in the Company.

              (c) There are no distributions which have accrued but are unpaid in respect of the membership interests of the Company or any Company
         Subsidiary. Except as set forth on Schedule B.4, since June 27, 2003, the Company has not (x) amended its organizational documents, (y)
         declared, set aside, made or paid any distribution, whether consisting of money, property or any other thing of value, or (z) purchased or redeemed any of its membership interests.

         B.5 Absence of Restrictions and Conflicts. Except as set forth on
Schedule B.5, the execution, delivery and performance of this Agreement and each of the Transaction Documents to which Seller or the Company is a party, the consummation of the transactions contemplated hereby and thereby, and the fulfillment of and compliance with the terms and conditions herein and therein by the Company and Seller do not or will not (as the case may be), with or without the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, require notice or consent or approval under, permit the acceleration of any obligation, give rise to any right of termination, cancellation or amendment with respect to, or result in the creation or imposition of any Encumbrance upon any property of the Company or any Company Subsidiary or upon any membership interest therein under, (a) any term or provision of the organizational documents of Seller, the Company or any Company Subsidiary, (b) any Contract to
which the Company or any Company Subsidiary is a party, (c) any judgment, decree or order of any Governmental Entity to which Seller, the Company or any Company
Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective properties are bound or (d) assuming compliance with the requirements under the HSR Act, any statute, law, rule, regulation or arbitration award applicable to Seller, the Company, or any Company Subsidiary,
except in the case of the foregoing clauses (b), (c) and (d) for violations, conflicts, breaches or defaults that could not reasonably be expected to have a
Company Material Adverse Effect. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or public or regulatory unit, agency or authority is required with respect to Seller, the Company or any Company Subsidiary in connection with the execution, delivery or performance of this Agreement or the Transaction
Documents or the consummation of the transactions contemplated hereby or thereby, except as required by the HSR Act or otherwise set forth on Schedule
B.5.

         B.6 Real Property.

              (a) Schedule B.6(a) sets forth a true and correct legal
         description of the parcel of real property owned by the Company
         (together with all fixtures and improvements thereon, the "Owned Real
         Property"). Except as set forth on Schedule B.6(a), and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect, the Company has good and marketable title to the

                                      B-3

         Owned Real Property free and clear of all Encumbrances other than
         Permitted Encumbrances.

              (b) Schedule B.6(b) sets forth a true and correct description of the parcels of real property used in connection with the Business and leased by the Company and each Company Subsidiary (together with all fixtures and improvements thereon, the "Leased Real Property"; and
         collectively with the Owned Real Property, the "Real Property"), the owner of the Leased Real Property and the owner of the leasehold, subleasehold or occupancy interest for each parcel of the Leased Real
         Property. The Company or a Company Subsidiary, as the case may be, has a valid leasehold interest in its Leased Real Property, free and clear of any Encumbrances other than Permitted Encumbrances. Except as set forth on Schedule B.6(b), the leases of the Leased Real Property are in full force and effect, no notice of default has been given by any of the parties to the leases and no event has occurred that, with the giving of notice or the passage of time would constitute a default under any of such leases.

         B.7 Title to Personal Property. Except as set forth in Schedule B.7, each of the Company and each Company Subsidiary has good and marketable title to, or a valid and binding leasehold or license interest in, all of its personal property and assets, free and clear of all Encumbrances other than Permitted
Encumbrances. There are no defects in the physical condition or operability of such tangible personal property and assets impair the use of such property and assets as such property and assets are currently used, except for such defects which, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect.

         B.8 Financial Statements.

              (a) Seller has delivered to Purchaser the audited consolidated balance sheet of Seller and its Subsidiaries at December 27, 2002 and
         December 28, 2001 and the audited consolidated statements of operations, member's capital and parent investment account and cash flows of Seller and its Subsidiaries for the years then ended, the unaudited consolidated balance sheet of Seller and its Subsidiaries as of June 27, 2003; and the unaudited consolidated statements of operations, member's capital and parent investment account, and cash flows of Seller and its Subsidiaries for the 6-month period ended June
         27, 2003 (collectively, the "Financial Statements").

              (b) The Financial Statements have been prepared in accordance with
         GAAP consistently applied throughout the periods indicated (except in the case of the Financial Statements as of June 27, 2003, for normal year-end adjustments and for the absence of information that would ordinarily be contained in notes to audited financial statements), have been prepared from, and are in accordance with, the books and records of Seller and its Subsidiaries, which books and records have been maintained in accordance with GAAP consistently applied throughout the periods indicated, and are maintained on a basis consistent with the past practice of Seller and its Subsidiaries. Each of the balance sheets included in such Financial Statements (including the related notes and schedules) fairly presents the financial position of Seller and its Subsidiaries as of the date of such balance sheet, and each of the statements of income and cash flows included in such Financial
         Statements (including any related notes and schedules)

                                      B-4

         fairly presents the results of operations and changes in cash flows, as the case may be, of Seller and its Subsidiaries for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved (subject to the parenthetical above with respect to the Financial Statements as of June 27, 2003). Since
         June 27, 2003, there has been no change in any of the accounting
         (including tax accounting) policies, practices or procedures of Seller, the Company or any Company Subsidiary.

              (c) The Opening Balance Sheet has been prepared in accordance with
         GAAP consistently applied with the Financial Statements except for normal year-end adjustments and for the absence of information that would ordinarily be contained in the notes of audited financial statements, and subject to the adjustments described on Attachment III hereto. Subject to the foregoing, the Opening Balance Sheet fairly presents the financial position of Seller and its Subsidiaries as of
         September 26, 2003.

              (d) Seller is a holding company, has no assets, other than the membership interests of the Company, and has no business operations.

         B.9 No Undisclosed Liabilities. Except as disclosed in Schedule B.9, neither the Company nor any Company Subsidiary has any liabilities, debts, claims, commitments or obligations (whether absolute, accrued or contingent, liquidated or unliquidated, known or unknown or due to become due or otherwise)
(collectively, "Liabilities"), which are not adequately reflected or provided for in the Opening Balance Sheet, except (i) Liabilities that are not
(individually or in the aggregate) material to the Company or any Company
Subsidiary, (ii) Liabilities that have been incurred since June 27, 2003 in the ordinary course of business consistent with past practice and (iii) Liabilities disclosed in Schedules B.11, B.13(i) and B.13(n).

         B.10 Absence of Certain Changes. Since June 27, 2003 and except as set forth in Schedule B.10, there has not been:

              (a) a Company Material Adverse Effect;

              (b) any transaction or commitment made, or any Contract entered into, by the Company or any Company Subsidiary, other than a transaction or commitment made, or Contract entered into, in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

              (c) any sale or other disposition of assets in a single
         transaction or series of related transactions (other than any sales of inventories or services made in the ordinary course of business consistent with past practice);

              (d) (A) any increase in the compensation, deferred compensation, or fringe

                                      B-5

         benefits of any officers or employees of the Company or any Company
         Subsidiary, other than nondiscretionary increases pursuant to Employee
         Plans or Benefit Arrangements, or (B) any granting by Company or any
         Company Subsidiary of any increase in severance, retention or termination pay, or (C) any entry by Company or any Company Subsidiary into, or material modification or amendment of, any employment, severance, retention, termination or indemnification Contract or any
         Employee Plan or Benefit Arrangement;

              (e) any change by the Company or any Company Subsidiary in its accounting principles, methods or practices or in the manner it keeps its books and records;

              (f) any labor dispute (other than routine individual grievances), or any lockouts, strikes, slowdowns or work stoppages by or with respect to the employees of the Company or any Company Subsidiary;

              (g) any new collective bargaining agreement entered into by the
         Company or any Company Subsidiary, or any amendment to any collective bargaining agreement to which the Company or any Company Subsidiary is a party;

              (h) any declaration, setting aside or payment of any non-cash dividend on, or other non-cash distribution in respect of, any of the
         Company's or any Company Subsidiary's membership interest, or any purchase, redemption or other acquisition by the Company or any Company
         Subsidiary of any of the Company's or any Company Subsidiary's
         membership interest or any other securities of the Company or any
         Company Subsidiary or any options, warrants, calls or rights to acquire any such membership interests or other securities;

              (i) any split, combination, subdivision or reclassification of any of the Company's or any Company Subsidiary's membership interests or any change of any rights of the Company's or any Company Subsidiary's membership interests or other securities of the Company or any Company
         Subsidiary;

              (j) any sale, assignment, lease, transfer or other disposition of any portion of the Company's or any Company Subsidiary's assets in a single transaction or series of related transactions in an amount in excess of $100,000 in the aggregate or any waiver or release of any of the Company's or any Company Subsidiary's right of substantial value, involving an amount in excess of $100,000 in the aggregate, other than in the ordinary course of business consistent with past practice;

              (k) any receipt by the Company or any Company Subsidiary of any notice of termination of any Company or any Company Subsidiary Contract
         with required payments thereunder in excess of $100,000 or which otherwise is material to the Company or any Company Subsidiary;

              (l) any damage, destruction or loss (whether or not covered by insurance) to the Company's or any Company Subsidiary's property, in excess of $100,000

                                      B-6

        individually or $1,000,000 in the aggregate;

              (m) any authorization, issuance, pledge, sale or transfer of any membership interests of the Company or any Company Subsidiary or other securities (including any securities convertible or exercisable into or exchangeable for any capital stock or other securities of, or any warrants, options or other rights to acquire any capital stock or other securities of, the Company or any Company Subsidiary);

              (n) any capital expenditures or commitments therefor in excess of
         $250,000 individually or $1,500,000 in the aggregate;

              (o) any capital investment by the Company or any Company
         Subsidiary in, any loan by the Company or any Company Subsidiary to, or any acquisition by the Company or any Company Subsidiary of, any of the
         securities or all or substantially all the assets of, any other Person
         (or series of related capital investments, loans and acquisitions involving the same Person or such Person's Affiliates) in an amount in excess of $100,000 individually or $1,000,000 in the aggregate;

              (p) any acquisition by the Company of an entity or business
         (whether by the acquisition of stock, the acquisition of assets, merger or otherwise), or any merger by the Company or any Company Subsidiary with or into or consolidation with any other Person;

              (q) the entry by the Company or any Company Subsidiary of any employment, compensation or deferred compensation Contract or any amendment of any such existing Contract excluding offer letters providing for at-will employment arrangements that do not include severance;

              (r) the settlement or compromise of any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; or

              (s) the taking of any action or, to the knowledge of Seller,
         Company or any Company Subsidiary, omission to take any action within its control that would result in the occurrence of any of the foregoing.

         B.11 Legal Proceedings. Except as set forth in Schedule B.11, there are no suits, actions, claims, arbitrations, proceedings or investigations pending or, to the Knowledge of Seller and the Company, threatened against, relating to or involving the Company, any Company Subsidiary or the assets of the Company or any Company Subsidiary before any Governmental Entity or other third party which, if adversely determined, would reasonably be expected to have a Company
Material Adverse Effect or that involve injunctive or other non-monetary relief or proposed injunctive or other non-monetary relief or damages or claimed damage in excess of $500,000 or unspecified damages or would otherwise be material to the Company or any Company Subsidiary. There are no judgments unsatisfied against the Company or any order,

                                      B-7

stipulation decrees or injunctions to which the Company, any Company Subsidiary or any of their assets is subject.

         B.12 Compliance with Law. Except as set forth in Schedule B.12, the
Company and each Company Subsidiary is (and has been at all times since the
Formation Date) in compliance with all Applicable Laws, except where the failure to comply with Applicable Law could not reasonably be expected to have a Company
Material Adverse Effect. Except as set forth in Schedule B.12, (a) the Company and each Company Subsidiary has not been charged with and, to the Knowledge of
Seller and the Company, the Company or any Company Subsidiary, is not now under investigation with respect to, a violation of any Applicable Law, (b) the
Company and each Company Subsidiary is not a party to or bound by any order, judgment, decree, injunction, rule or award of any Governmental Entity and (c)
the Company and each Company Subsidiary has filed all reports required to be filed with any Governmental Entity on or before the date hereof, except where the failure to file such report could not reasonably be expected to have a
Company Material Adverse Effect.

         B.13 Contracts, Government Contracts and Bids.

              (a) Schedule B.13(a) sets forth a true, correct and complete list of (i) all Contracts of the Company and each Company Subsidiary with suppliers with remaining payment obligations that exceed $1,000,000 and
         (ii) all Contracts of the Company and each Company Subsidiary for
         Indebtedness involving a current outstanding principal amount in excess of $1,000,000; (iii) all Contracts containing non-compete covenants by the Company or any Company Subsidiary, (iv) Contracts containing any covenant: (A) limiting the right of the Company or any Company
         Subsidiary to engage in any material line of business or make use of any material Intellectual Property or (B) otherwise having an adverse effect on the right of the Company and the Company Subsidiaries to sell, distribute or manufacture any material products or services or to purchase or otherwise obtain any material software, components, parts or subassemblies, (v) all Contracts to which the Company and each
         Company Subsidiary is a party with customers with a contract value or revenues that exceeded $10,000,000 per year, and (vi) all other
         Contracts not the subject matter of clauses (i) through (v) above that are material to the Company, any Company Subsidiaries or the Business.
         Except as set forth on Schedule B.13(a), (A) the Company or Company
         Subsidiary that is a party to each of the Contracts set forth on
         Schedule B.13(a) is not in default under such Contracts and there exists no event, condition or occurrence which, with or without notice, lapse of time or both, would constitute such a default by the Company or such Company Subsidiary and (B) to the Knowledge of Seller and the
         Company, each other party that is a party to a Contract set forth on
         Schedule B.13(a) is not in default thereunder and there exists no event, condition or occurrence which, with or without notice, lapse of time or both, would constitute such a default by such party.

              (b) Except as disclosed on Schedule B.13(a), all Contracts set forth thereon, are valid and binding, in full force and effect and enforceable against the Company or the Company Subsidiaries, as the case may be, and to Seller and the Company's Knowledge,

                                      B-8

         the other parties thereto in accordance with their respective terms, subject to applicable bankruptcy, insolvency or other similar Laws relating to creditors' rights and general principles of equity.

              (c) The Company has made available to Purchaser true, complete and correct copies of all written Contracts set forth on Schedule B.13(a), together with all amendments thereof. To the Knowledge of the Company, the Company and the Company Subsidiaries are not parties to any material oral Contracts.

              (d) Schedule B.13(d) sets forth a true, complete and correct list of the Government Contracts awarded to the Company or any Company
         Subsidiary and that are currently in effect. Except as set forth on
         Schedule B.13(d), the Government Contracts that are currently in effect are in full force and effect and free and clear of any Encumbrances, except for Permitted Encumbrances.

              (e) Except as set forth on Schedule B.13(e), there are no
         outstanding Bids submitted by the Company or any Company Subsidiary to any Governmental Entity or any proposed prime contractor to a
         Governmental Entity.

              (f) The Company and each Company Subsidiary has complied with all
         Applicable Laws in respect of the Government Contracts, including, without limitation, under the Federal Acquisition Regulation and the
         Foreign Corrupt Practices Act ("Government Contract Laws"), except where the failure to comply with Government Contract Laws could not reasonably be expected to have a Company Material Adverse Effect. The
         Company and each Company Subsidiary has fully complied with all material contract clauses, provisions and requirements incorporated expressly by reference or by operation of law in the Government
         Contracts and Bids for a Government Contract to the extent their performance thereunder is required as of the date hereof, except where the failure to so comply could not reasonably be expected to have a
         Company Material Adverse Effect. No Governmental Entity that is a party to a Government Contract has notified the Company or any Company
         Subsidiary in writing, or to the Knowledge of Seller and the Company orally, that the Company or any Company Subsidiary has breached or violated any Government Contract Laws, certification, representation or contract clause, provision or requirement in respect of any Government
         Contract. No default, termination, cure or "show cause" notice has been issued against the Company or any Company Subsidiary in respect of the
         Government Contracts. All representations and certifications made by the Company and each Company Subsidiary with respect to each of its
         Government Contracts and Bids for a Government Contract were accurate in all material respects as of the date made. No material cost incurred by the Company or any Company Subsidiary or any of their respective subcontractors in connection with any Government Contract has been questioned or disallowed. No material amount of money due to the
         Company or any Company Subsidiary has been (or, to the Knowledge of
         Seller and the Company has been threatened to be) withheld or setoff.

              (g) Except as set forth on Schedule B.13(g), neither the Company nor any Company Subsidiary has undergone nor is the Company or any

                                      B-9

         Company Subsidiary presently undergoing any audit, and neither Seller nor the Company has any knowledge or reason to know of any basis for impending audits in the future, arising under or relating to any
         Government Contract. Neither Seller nor the Company knows or has any reason to know, of any reasons why any Government Contract will be terminated, including, without limitation, any terminations for default or convenience of the Governmental Entity.

              (h) Except as set forth on Schedule B.13(h), to the Knowledge of
         Seller and the Company, none of the employees, consultants and agents of the Company or any Company Subsidiary is (or during the last five years has been) under administrative, civil or criminal investigation, indictment or information by any Governmental Entity; (ii) there is no pending audit or investigation of the Company, or, to the Knowledge of
         Seller and the Company, any of the Company's or any Company
         Subsidiary's officers, employees or representatives nor within the last five years has there been any audit or investigation of the Company or any Company Subsidiary, or, to the Knowledge of Seller and the Company,
         any of the Company's or any Company Subsidiary's officers, employees or representatives resulting in a material adverse finding with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Bid for a Government Contract;
         and (iii) during the last five years, neither the Company nor any
         Company Subsidiary has made any voluntary disclosure to the U.S.
         Government or any non-U.S. government with respect to any alleged irregularity, misstatement or omission arising under or relating to a
         Government Contract or Bid for a Government Contract.

              (i) Except as disclosed on Schedule B.13(i), there are (i) no outstanding claims or disputes against the Company or any Company
         Subsidiary, either by any Governmental Entity or by any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract or Bid for a Government Contract ,
         and (ii) no disputes between the Company or any Company Subsidiary and any Governmental Entity under the Contract Disputes Act of 1978, as amended, or any other Applicable Law or between Company and any prime contractor, subcontractor, vendor or other third party arising under or relating to any such Government Contract or Bid for a Government
         Contract and (iii) no facts which are known to Seller and the Company upon which any such claim or dispute may be based in the future.

              (j) Except as set forth on Schedule B.13(j), neither the Company or any Company Subsidiary nor, to the Knowledge of Seller and the
         Company, any of their respective employees, consultants or agents is
         (or during the last five years has been) suspended or debarred from doing business with the U.S. Government or any non-U.S. government or is (or during such period was) the subject of a finding of non-responsibility or ineligibility for U.S. Government or non-U.S.
         Government contracting.

              (k) Except as set forth on Schedule B.13(k), neither the Company nor any Company Subsidiary is a party to any written teaming or similar agreement that pertains

                                      B-10

         to any Bid for a Government Contract or which contemplates any Bid for a prospective Government Contract.

              (l) Neither the Company nor any Company Subsidiary is a party to any Contract containing any covenant limiting the freedom of the
         Company or any Company Subsidiary to compete with any Person in any geographic area.

              (m) Except as set forth on Schedule B.13(m), neither the Company nor any Company Subsidiary is a party to any sales representative, commission, marketing representative or franchise agreements relating to the Business which are not terminable without material penalty to the Company, any Company Subsidiary or Purchaser upon 90 days' or less notice to the other party thereto.

              (n) Except as set forth in Schedule B.13(n), there is no Contract
         (including a Government Contract) between the Company or any Company
         Subsidiary and a customer of the Company that has resulted in, or is expected to result in, a loss.

         B.14 Tax Returns; Taxes.

              (a) Except as otherwise disclosed in Schedule B.14(a):

                   (i) all Tax Returns with respect to Income Taxes and all
              other material Tax Returns of the Company and each Company
              Subsidiary due to have been filed through the date hereof in accordance with any Applicable Law have been duly filed on a timely basis and are correct and complete and accurately reflect the Taxes, income, gains, losses, deductions and credits of the
              Company in all material respects;

                   (ii) all Taxes, deposits or other payments which are due and payable with respect to the Company and each Company Subsidiary through the date hereof have been paid in full;

                   (iii) there are no extensions of time in effect with respect to the dates on which any Tax Returns were or are due to be filed by the Company or any Company Subsidiary;

                   (iv) since their formations, the Company and each of the
              Company Subsidiaries has been taxed as a disregarded entity for
              Income Tax purposes and no elections have been or will be made to treat the Company or any of the Company Subsidiaries as a
              corporation for any Income Tax purposes;

                   (v) no claim, assessment, deficiency or adjustment has ever been made or threatened by any authority in a jurisdiction where the Company and the Company Subsidiaries have not or do not file returns;

                                      B-11

                   (vi) no Tax audits or administrative or judicial Tax
              proceedings are pending, being conducted or, to the Knowledge of
              Seller and the Company, threatened with respect to the Company or the Company Subsidiaries;

                   (vii) no material claims have been asserted in writing or, to the Knowledge of Seller and the Company, threatened with respect to the Company or the Company Subsidiaries;

                   (viii) there are no outstanding waivers or agreements by or on behalf of the Company or any Company Subsidiary for the extension of time for the assessment of any Taxes or deficiency thereof;

                   (ix) there are no material Encumbrances for Taxes (other than
              Encumbrances for Taxes which are not yet due and payable), nor are there any material Encumbrances for Taxes which are pending or, to the Knowledge of Seller and the Company, threatened; and

                   (x) all material liabilities for Taxes related to any taxable period ending on or before the date hereof have been properly accrued or are disclosed on the Opening Balance Sheet.

              (b) Seller is not a foreign Person for purposes of Section
         1445(b)(2) of the Code.

         B.15 Officers and Consultants. Schedule B.15 contains a true and complete list of all of the officers of the Company and each Company Subsidiary, specifying their position, length of service and annual rate of compensation.
Except as set forth on Schedule B.15, neither the Company nor any Company
Subsidiary is a party to or bound by any contracts, consulting agreements or termination or severance agreements in respect to any officer or former officer, consultant or independent contractor.

         B.16 Employee Plans and Benefit Arrangements.

              (a) Schedule B.16 contains a true and complete list of each
         Employee Plan or material Benefit Arrangement which provides benefits to employees or former employees of the Company or any Company
         Subsidiary or their dependents or beneficiaries. Each Employee Plan or
         Benefit Arrangement currently in effect is identified as a "current plan" on such schedule and any special tax status enjoyed by such plan is noted on such schedule and each Multiemployer Plan is identified as a "Multiemployer Defined Benefit Pension Plan."

              (b) Except as set forth in Schedule B.16:

                   (i) with respect to each Employee Plan (other than a
              Multiemployer Plan) or Benefit Arrangement identified on Schedule
              B.16, Seller has heretofore

                                      B-12

              delivered or made available to Purchaser true and complete copies of the plan documents and any amendments thereto (or if the plan is not written, a written description thereof), any related trust or other funding vehicle, annual reports required to be filed with any Governmental Entity with respect to such plan, actuarial reports, funding and financial information returns and statements, plan summaries or summary plan descriptions, summary annual reports, booklets and personnel manuals and any other reports or summaries required under ERISA, the Code and all other Applicable
              Law with respect to such Employee Plan or Benefit
              Arrangement("Applicable Benefit Laws"), and the most recent determination letter received from the Internal Revenue Service
              (or, if applicable, similar approvals of a foreign Governmental
              Entity) with respect to each such plan intended to qualify under
              Section 401 of the Code (or similar provisions for tax registered or tax-favored plans of foreign jurisdictions);

                   (ii) no Employee Plan (other than a Multiemployer Plan) is or was subject to Title IV of ERISA or Section 412 of the Code or
              Section 302 of ERISA;

                   (iii) neither the Company nor any Company Subsidiary has
              incurred, and no facts exist which reasonably could be expected to result in, liability to the Company or any Company Subsidiary as a result of a termination, withdrawal or funding waiver or otherwise under Title IV of ERISA, Section 302 of ERISA or Section 412 of
              the Code with respect to an ERISA Affiliate Plan;

                   (iv) each Employee Plan (other than a Multiemployer Plan) or
              Benefit Arrangement has been established, registered, qualified, invested, operated and administered in all material respects in accordance with its terms and in compliance with all Applicable
              Benefit Laws, and neither the Company nor any Company Subsidiary has incurred, and no facts exist which have resulted or reasonably could be expected to result in, any material liability, tax, penalty or fee under any Applicable Benefit Laws (other than for the payment of premiums, contributions or benefits in the ordinary course of business consistent with past practice) to any Company or any Company Subsidiary or Company Employee with respect to any
              Employee Plan or Benefit Arrangement or any ERISA Affiliate Plan;

                   (v) all obligations regarding each Employee Plan (other than a Multiemployer Plan) or Benefit Arrangement either have been satisfied or the time for satisfying such obligations has not yet expired, and there are no outstanding defaults or violations by any party to any Employee Plan (other than a Multiemployer Plan)
              or Benefit Arrangement or ERISA Affiliate Plan that would give rise to a material liability, Tax penalty or fee to the Company;

                   (vi) no fact or circumstance exists that could reasonably be expected to adversely affect the tax-exempt status of an Employee
              Plan (other than a

                                      B-13

              Multiemployer Plan) that is intended to be tax-exempt, and each
              Employee Plan (other than a Multiemployer Plan) intended to be
              "qualified" within the meaning of Section 401(a) of the Code
              (other than a Multiemployer Plan) and the trusts maintained thereunder that are intended to be exempt from taxation under
              Section 501(a) of the Code has received a favorable determination or other letter indicating that it is so qualified covering all
              Tax law changes prior to the Economic Growth and Tax Relief
              Reconciliation Act of 2001;

                   (vii) no Employee Plan or Benefit Arrangement provides or has provided medical, surgical, hospitalization, death benefits (other than death benefits provided under a retirement plan) or similar benefits (whether or not insured) for current or former employees, directors, managers, members, officers, consultants, independent contractors, contingent workers or leased employees (or any of their dependents, spouses or beneficiaries) of the Company, any
              Company Subsidiary or any predecessor in interest of the Company or any Company Subsidiary for periods extending beyond their retirement or other termination of service, other than
              continuation coverage mandated by Applicable Benefit Laws;

                   (viii) all contributions or premiums required to be made by
              Seller, the Company or any Company Subsidiary under the terms of each Employee Plan or Benefit Arrangement or by Applicable Benefit
              Laws have been made in a timely fashion in accordance with
              Applicable Benefit Laws and the terms of the Employee Plan or
              Benefit Arrangement, and all contributions or premiums for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Plan or Benefit Arrangement or accrued in accordance with GAAP;

                   (ix) to the Knowledge of Seller and the Company, there have been no improper withdrawals, applications or transfers of assets from any Employee Plan or Benefit Arrangement or the trusts or other funding media relating thereto that have not been corrected, and neither the Company or any Company Subsidiary nor any of their agents has been in material breach of any fiduciary obligation with respect to the administration of any Employee Plan or Benefit
              Arrangement or the trusts or other funding media relating thereto;

                   (x) the execution, delivery and performance of, and
              consummation of the transactions contemplated by, this Agreement will not (1) entitle any current or former employee, director, manager, member, officer, consultant, independent contractor, contingent worker or leased employee (or any of their dependents, spouses or beneficiaries) of the Company or any Company Subsidiary to severance pay, unemployment compensation or any other payment, or (2) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director, manager, member, officer, consultant, independent contractor, contingent worker or leased employee;

                                      B-14

                   (xi) there are no pending or threatened claims,
              investigations, examinations, audits or other proceedings or actions by or on behalf of any Employee Plan or Benefit
              Arrangement, by any current or former employee, director, manager, officer, consultant, independent contractor, contingent worker or leased employee (or any of their beneficiaries) of the Company or any Company Subsidiary or by any Governmental Entities or
              otherwise, involving any such Employee Plan or Benefit Arrangement
              (other than routine claims for benefits or processing of domestic relations orders);

                   (xii) no amounts payable under any Employee Plan or Benefit
              Arrangement will fail to be deductible for federal Income Tax purposes by virtue of Section 280G of the Code;

                   (xiii) neither the Company nor any Company Subsidiary has any unfunded liabilities pursuant to any Employee Plan or Benefit
              Arrangement that is not intended to be qualified under Section
              401(a) of the Code and is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA), a nonqualified deferred compensation plan or an excess benefit plan;

                   (xiv) any individual who performs services for the Company or any of the Company Subsidiaries and who is not treated as an employee for federal income tax purposes by the Company or any
              Company Subsidiary is not an employee under Applicable Law for tax withholding purposes or Employee Plan or Benefit Arrangement purposes; and

                   (xv) to the Knowledge of Seller and the Company, with respect to each Employee Plan or Benefit Arrangement, that is or was a
              Multiemployer Plan: (i) neither the Company nor any ERISA
              Affiliate (or any of their respective predecessors) has, within the last six complete calendar years, incurred or had any reason to believe it could incur any withdrawal liability; no event has occurred which with the giving of notice could reasonably be expected to result in any liability under Section 4201 of ERISA as a result of a complete withdrawal (within the meaning of Section
              4203 of ERISA) or a partial withdrawal (within the meaning of
              Section 4205 of ERISA); neither the Company nor any ERISA
              Affiliate (or any of their respective predecessors) has received any notice of any claim or demand for complete or partial
              withdrawal; (ii) neither the Company nor any ERISA Affiliate (or any of their respective predecessors) has received any notice or has any reason to believe that such Multiemployer Plan is in
              "reorganization" (within the meaning of Section 4241 of ERISA), that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, or that the
              Multiemployer Plan is or may become "insolvent" (within the meaning of Section 4241 of ERISA); (iii) no Multiemployer Plan is
              a party to any pending merger or asset or liability transfer under
              Part 2 of Subtitle E of Title IV of ERISA; (iv) the Pension
              Benefit Guaranty Corporation has not instituted proceedings against the Multiemployer Plan; (v)

                                      B-15

              neither the Company nor any ERISA Affiliate (nor any of their respective predecessors) has ever engaged in, or entered into any agreement with respect to, a transaction described in Section 4204 or 4212(c) of ERISA; and (vi) if the Company or ERISA Affiliate
              were to have a complete or partial withdrawal as of the Closing
              Date, no obligation to pay withdrawal liability would exist on the part of the Company or any ERISA Affiliate with respect to any
              Multiemployer Plan and no liability, direct or contingent, exists with regard to any Multiemployer Plan.

         B.17 Labor Relations. Except as set forth in Schedule B.17 or as would not be reasonably likely to have a Company Material Adverse Effect, as of the date of this Agreement, (i) to the Knowledge of Seller and the Company, there are no activities or proceedings of any labor union to organize any non-unionized employees of the Company or any of the Company Subsidiaries; (ii)
there are no unfair labor practice charges and/or complaints pending against the
Company or any of the Company Subsidiaries before the National Labor Relations
Board, or any similar foreign labor relations governmental bodies, or any current union representation questions involving employees of the Company or any
Company Subsidiary; and (iii) there is no strike, slowdown, work stoppage or lockout, or, to the Knowledge of Seller and the Company, threat thereof, by or with respect to any employees of the Company or its Subsidiary. Except as set forth on Schedule B.17, the Company and the Company Subsidiaries are not parties to any collective bargaining agreements. Except as set forth on Schedule B.17, to the Knowledge of Seller and the Company, there are no controversies pending or threatened between the Company or its Subsidiary and any of their respective employees, except for such controversies that would not be reasonably likely to have a Company Material Adverse Effect.

         B.18 Insurance Policies. Schedule B.18 contains a complete and correct list of all insurance policies carried by or for the benefit of the Company and each Company Subsidiary, specifying the insurer, amount of and nature of coverage, the risk insured against, the deductible amount (if any), the type of insurance (e.g. claims made, occurrence, etc.) and the date through which coverage will continue by virtue of premiums already paid. Except as disclosed on Schedule B.18, all such insurance has been in effect since the Formation
Date. The Company and each Company Subsidiary maintains insurance with reputable insurers for the business and assets of the Company and each Company Subsidiary against all risks normally insured against, and in amounts normally carried, by businesses of similar size engaged in similar lines of business and such coverage is sufficient. All insurance policies and bonds with respect to the business and assets of the Company and each Company Subsidiary are in full force and effect and will be maintained by the Company or such Company Subsidiary, as the case may be, in full force and effect as they apply to any matter, action or event relating to the Company or such Company Subsidiary occurring through the
Closing Date, and neither the Company nor any Company Subsidiary has reached or exceeded its policy limits for any insurance policies in effect at any time during the past five years.

         B.19 Environmental, Health and Safety Matters. Except as set forth in
Schedule B.19:

              (a) the Company and each Company Subsidiary possesses, and is in full

                                      B-16

         compliance with, all material permits, licenses and government authorizations and has filed all notices that are required under all
         Environmental Laws, and the Company and each Company Subsidiary is in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Environmental Laws or contained in any law, regulation, code, plan, order, decree, judgment, notice or permit issued, entered, promulgated or approved thereunder, except where failure to file such notice or to comply with such limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables would not reasonably be expected to result in a Company Material Adverse Effect;

              (b) neither the Company nor any Company Subsidiary has received notice of actual or threatened liability under CERCLA or any similar foreign, state or local statute or ordinance from any governmental agency or any third party and, to the Knowledge of the Company, there are no facts or circumstances which could form the basis for the assertion of any claim against the Company or any Company Subsidiary under any Environmental Laws including, without limitation, CERCLA or any similar local, state or foreign law with respect to any on-site or off-site location;

              (c) neither the Company nor any Company Subsidiary has entered into or agreed to enter into, and neither the Company nor any Company
         Subsidiary contemplates entering into, any consent decree or order, and neither the Company nor any Company Subsidiary is subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of Hazardous Materials under, any applicable Environmental Laws;

              (d) neither the Company nor any Company Subsidiary has been found to be in violation of, nor been subject to any administrative or judicial proceeding pursuant to, applicable Environmental Laws or regulations either now or any time since the Formation Date;

              (e) neither the Company nor any Company Subsidiary is subject to any claim, obligation, liability, loss, damage or expense of whatever kind or nature, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law or arising out of any act or omission of the Company or any Company Subsidiary, or the Company's
         or any Company Subsidiary's employees, agents or representatives or arising out of the ownership, use, control or operation by the Company or any Company Subsidiary of any plant, facility, site, area or property (including, without limitation, any plant, facility, site, area or property currently or previously owned or leased by the Company or any Company Subsidiary) from which any Hazardous Materials were released into the environment (the term "release" meaning any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, and the term "environment" meaning any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air);

                                      B-17

              (f) the Company has not paid any fines, penalties or assessments since the Formation Date with respect to environmental matters; and

              (g) no Hazardous Substances have been released into the soil, surface water or ground water in amounts requiring investigation or cleanup pursuant to Environmental Law at the Owned Properties or, as a
         result of the Company's or any Company Subsidiary's operations, at the
         Leased Properties.

         B.20     Intellectual Property; Software.

              (a) Schedule B.20(a) sets forth a true and correct list of all
         Intellectual Property that is used by the Company or any Company
         Subsidiary, or that the Company or any Company Subsidiary claims an ownership interest, or that the Company or any Company Subsidiary is a licensee or licensor and the jurisdictions where each is registered (if any) (the "Company Intellectual Property"). Except as set forth on
         Schedule B.20(a), the Company and each Company Subsidiary, as the case may be, has good and marketable title to or possesses adequate licenses or other valid rights to use such Company Intellectual Property as it is used, has been used or is intended to be used, free and clear of all
         Encumbrances and has paid all maintenance fees, renewals or expenses related to such Intellectual Property. The Company Intellectual
         Property contains all Intellectual Property necessary to conduct the business of Company and Company Subsidiaries as such business currently is conducted.

              (b) Schedule B.20(b) sets forth a true and complete list of all software owned by the Company or any Company Subsidiary.

              (c) Except as required under the terms of a Government Contract, neither the Company nor any Company Subsidiary has granted rights in
         Company Intellectual Property to any third party.

              (d) Neither Seller nor the Company has received any written claim from any third party alleging infringement of said third party's
         Intellectual Property which is based on the use of such by the Company or any of the Company Subsidiaries in connection with the conduct of the Business and which would reasonably be expected to have a Company
         Material Adverse Effect, except as otherwise set forth on Schedule
         B.20(d).

         B.21 Transactions with Affiliates. Except as set forth in Schedule
B.21, no director, manager, officer or member of Seller, the Company or any
Company Subsidiary, or any person with whom any such director, manager, officer or member has any direct or indirect relation by blood, marriage or adoption, or any entity in which any such Person, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than five percent of the stock of which is beneficially owned by all such Persons in the aggregate) or any Affiliate of any of the foregoing or any current or former Affiliate of the
Company has any interest in: (a) any contract, arrangement or understanding with, or relating to, the Business or the properties or assets of the Business;
(b)

                                      B-18

any loan, arrangement, understanding, agreement or contract for or relating to the Business or the properties or assets of the Business; or (c) any property
(real, personal or mixed), tangible or intangible, used or currently intended to be used by the Company or any Company Subsidiary.

         B.22 Customer and Supplier Relations. The Company and each Company
Subsidiary maintains good relations with each of its customers, and, to the
Knowledge of Seller and the Company, no event has occurred that would materially and adversely affect the Company's or any Company Subsidiary's relations with any such customer. Neither Seller, the Company nor any Company Subsidiary has
received any notice to the effect that any current customer or supplier may or intends to terminate or materially alter its business relations with the Company or any Company Subsidiary, either as a result of the transactions contemplated by this Agreement or otherwise. Schedule B.22 sets forth the ten largest suppliers, all sole source suppliers and the ten largest customers, for the
12-month period ending on the date of this Agreement, of the Company and the
Company Subsidiaries. During such 12-month period, none of the ten largest customers has canceled in whole or in part its Contract with the Company or any
Company Subsidiary, as applicable, to purchase products or services (or, to the
Knowledge of the Company, threatened to do any of the foregoing). During such
12-month period, none of the ten largest suppliers and none of the sole source suppliers has canceled in whole or in part its Contract to supply services or supplies to the Company or any Company Subsidiary (or, to the knowledge of
Seller and Company, threatened to do any of the foregoing).

         B.23 Licenses and Permits. The Company and each Company Subsidiary owns or possesses all of the notifications, licenses, permits (including, without limitation, environmental, construction and operation permits), franchises, certificates, approvals, exemptions classifications, registrations and other similar documents and authorizations, and applications therefor (collectively, the "Licenses") that are necessary to enable it to carry on the Business as presently conducted, except where the failure to so own or possess such License could not reasonably be expected to have a Company Material Adverse Effect.

         B.24 Brokers, Finders and Investment Bankers. Except for Credit Suisse
First Boston LLC, neither Seller, the Company or any Company Subsidiary, nor any
of their Representatives, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the Contemplated
Transactions.

         B.25 Warranties. Other than as may be imposed by generally Applicable
Laws and except as disclosed on Schedule B.25, there are not any warranties, express or implied, written or oral, with respect to the products or services of the Company or any Company Subsidiary, and there are no claims pending or, to the Knowledge of Seller or the Company, threatened, with respect to any such warranty. Since the Formation Date, the Company has not recorded significant warranty expense charges. The Company has not established any reserves for warranties on the Opening Balance Sheet. Schedule B.25, includes a copy of the form of all written warranties furnished by the Company and the Company
Subsidiaries to purchasers of any product sold or services provided by the
Company or the Company Subsidiaries since the Formation Date.

                                      B-19

         B.26 Receivables. The receivables of the Company and each Company
Subsidiary (including accounts receivable, loans receivable and advances) that are included in the Opening Balance Sheet have arisen only from bona fide transactions in the ordinary course of business consistent with past practice.
Neither Seller nor the Company has any Knowledge of any facts or circumstances generally (other than general economic conditions) that would be likely to result in any material increase in the uncollectability of such receivables as a class in excess of the reserves therefor (if any) set forth on the Opening
Balance Sheet. There has not been any material adverse change in the collectibility of such receivables during the past 12 months. Schedule B.26 sets forth a list of all receivables, which are more than 60 days past due, and of all receivables classified as doubtful accounts.

         B.27 Order Backlog. A true and complete list of (a) the backlog in respect of all firm product and service purchase orders and contracts for the sale of goods or the delivery of services by the Company and each Company
Subsidiary to Persons other than Governmental Entities, and (b) the backlog in respect of all firm funded product and service purchase orders and contracts for the sale of goods or the delivery of services by the Company to Governmental
Entities (collectively, the "Backlog") pending as of the latest practical date prior to the date of this Agreement is set forth in Schedule B.27. The Backlog does not include any revenue from the sale of goods or the delivery of services by Company that has been recognized in the unaudited statement of income for the
6-month period ended June 27, 2003 included in the Financials Statements.

         B.28 Inventories. Except as set forth on Schedule B.28 and net of reserves as included in the Opening Balance Sheet, inventories are of such quality as to meet the quality control standards of Company and each Company
Subsidiary and any applicable governmental quality control standard and are usable in the ordinary course of business consistent with past practice.

         B.29 Government Furnished Equipment. The Company has made available to
Purchaser the most recent schedule delivered by the Company and each Company
Subsidiary to the U.S. Government or any non-U.S. government, which identifies by description or by inventory number certain equipment and fixtures loaned, bailed or otherwise furnished to or held by the Company and each Company
Subsidiary by or on behalf of the United States or any foreign country. Such schedule was accurate and complete on its date and, if dated on the Closing
Date, would contain only those additions and omit only those deletions of equipment and fixtures that have occurred in the ordinary course of business consistent with past practice.

         B.30 Assets. The assets of the Company and the Company Subsidiaries include all assets reasonably required for the conduct of the business of the
Company and the Company Subsidiaries as such business is now being conducted.

         B.31 Organizational Conflicts of Interest. Except as set forth on
Schedule B.31, since the Formation Date, Seller, the Company and the Company
Subsidiaries, have not, to Seller's and the Company's Knowledge, had access to non-public information nor provided systems engineering, technical direction, consultation, technical evaluation, source selection services or services of any type, nor prepared specifications or statements of work, nor engaged in any other

                                      B-20

conduct that would create in any current Government procurement an
Organizational Conflict of Interest, as defined in Federal Acquisition
Regulation 9.501, with the Company or any Company Subsidiary.

         B.32 Disclosure. This Agreement contains no untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein, in light of the circumstances under which such statements were made, not misleading.

         B.33 Other Indebtedness. Except as set forth on Schedule B.33, none of the Company and the Company Subsidiaries has any Other Indebtedness.

                                      B-21

                                    EXHIBIT C

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         The representation and warranties of Purchaser contained in this
Exhibit C (other than those contained in Section C-2) shall be deemed true and correct, and Purchaser shall not be deemed to have breached any such representation or warranty as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in this Exhibit C, has had or could reasonably be expected to have a
Purchaser Material Adverse Effect, disregarding for these purposes (i) any qualification or exception for, or reference to, materiality in any such representation or warranty and (ii) any use of the terms "material,"
"materiality," "in all material respects" or similar terms or phrases in any such representation or warranty. The representations and warranties in Section
C-2 shall not be qualified by the preceding sentence.

         Except as set forth on the Schedule (it being understood that an item included on a Schedule referenced in any Section or subsection of this Exhibit C shall be deemed to relate to each other Section or subsection of this Exhibit C to the extent such relationship is reasonably apparent), and subject to the preceding paragraph, Purchaser hereby represents and warrants to Seller, as follows:

         C.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

         C.2 Authorization. Purchaser has full corporate power and authority to execute and deliver this Agreement and each of the Transaction Documents to which Purchaser is a party, to perform its obligations under this Agreement and the Transaction Documents and to consummate the transactions contemplated by this Agreement and the Transaction Documents. The execution and delivery of this
Agreement and each of the Transaction Documents to which Purchaser is a party by
Purchaser, the performance by Purchaser of its obligations hereunder and thereunder, and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been and, as of the Closing Date, the Transaction Documents to which Purchaser is a party will be, duly executed and delivered by Purchaser and do or will, as the case may be, constitute the valid and binding agreements of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors'
rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

         C.3 Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement and each of the Transaction Documents to which
Purchaser is a party, the

                                      C-1

consummation of the transactions contemplated hereby and thereby, and the fulfillment of and compliance with the terms and conditions of herein and therein by Purchaser do not or will not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of any obligation under, (a) any term or provision of the charter or bylaws of Purchaser, (b) any material contract to which Purchaser is a party, (c) any judgment, decree or order of any Governmental Entity to which
Purchaser is a party or by which Purchaser or any of its properties is bound or
(d) assuming compliance with the requirements under the HSR Act, any statute, law, rule or regulation applicable to Purchaser, except in the case of the foregoing clauses (b), (c) and (d) for violations, conflicts, breaches or defaults that could not reasonably be expected to have a Purchaser Material
Adverse Effect. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or public or regulatory unit, agency or authority is required with respect to Purchaser in connection with the execution, delivery or performance of this Agreement or the
Transaction Documents or the consummation of the transactions contemplated hereby or thereby except as required by the HSR Act.

         C.4 Investment Representation. Purchaser is acquiring the membership interests of the Company for its own account for purposes of investment and not with a present view to the distribution thereof or dividing all or any part of its interest therein with any other Person. Purchaser acknowledges that the sale of the membership interests of the Company has not been registered under the
Securities Laws and that the membership interests may not be transferred without registration under or pursuant to an exemption from registration under the
Securities Laws.

         C.5 Legal Proceedings. There are no suits, actions, claims, arbitration proceedings or investigations pending or, to the Knowledge of Purchaser, threatened against Purchaser which, if adversely determined, would reasonably be expected to have a Purchaser Material Adverse Effect.

         C.6 Brokers, Finders and Investment Bankers. Neither Purchaser nor any
of its Representatives has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the Contemplated Transactions that would create any liability of Seller or the Company.

                                      C-2

                                  ATTACHMENT I

                       Legal Opinion of Counsel to Seller

         1. Each of Seller and the Company is a limited liability company duly formed and in good standing and is validly existing under the laws of the State of Delaware. Each of Seller and the Company has the limited liability company power and authority to enter into and to perform its obligations under the
Transaction Agreement and to consummate the Contemplated Transactions.

         2. Each Company Subsidiary is a limited liability company duly formed and in good standing and is validly existing under the laws of the State of
Delaware.

         3. The execution and delivery by Seller and the Company of the
Transaction Agreement and the performance by Seller and the Company of the
Contemplated Transactions have been duly authorized by all necessary limited liability company action on the part of Seller and the Company. No consent on the part of any of the members of Seller is necessary for Seller to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations herein and therein, and to consummate the transactions contemplated hereby or thereby.

         4. The Transaction Agreement has been duly executed and delivered by
Seller and the Company and constitutes the valid and legally binding obligation of Seller and the Company, enforceable against them in accordance with its terms.

         5. Neither the execution or delivery by Seller and the Company of the
Transaction Agreement nor the performance of their obligations thereunder nor the consummation by Seller and the Company of the Contemplated Transactions will violate any provision of the certificate of formation or limited liability company agreement of Seller or the Company.

         6. Neither the execution or delivery by Seller and the Company of the
Transaction Agreement nor the consummation by Seller and the Company of the
Contemplated Transactions will require any consent, approval or authorization of, or any registration, declaration or filing with, the State of New York or the United States of America, or any of their respective agencies.

         7. Upon admission of Purchaser, and simultaneous withdrawal of Seller, as a member of the Company and delivery by Seller to Purchaser of the membership certificate representing the entire interest held by Seller in the Company,
Purchaser will be the sole member of the Company and hold Seller's entire interest in the Company.

                                  ATTACHMENT II

                      Legal Opinion of Counsel to Purchaser

         1. Purchaser is a corporation duly incorporated and in good standing and has a legal corporate existence under the laws of the State of Delaware.
Purchaser has the corporate power and authority to enter into and to perform its obligations under the Transaction Agreement and to consummate the Contemplated
Transactions.

         2. The execution and delivery by Purchaser of the Transaction Agreement and the performance by Purchaser of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of Purchaser.

         3. The Transaction Agreement has been duly executed and delivered by
Purchaser and constitutes the valid and legally binding obligation of Purchaser, enforceable against it in accordance with its terms.

         4. Neither the execution or delivery by Purchaser of the Transaction
Agreement nor the performance of its obligations thereunder nor the consummation by Purchaser of the Contemplated Transactions will violate any provision of the certificate of incorporation or bylaws of Purchaser.

         5. Neither the execution or delivery by Purchaser of the Transaction
Agreement nor the consummation by Purchaser of the Contemplated Transactions will require any consent, approval or authorization of, or any registration, declaration or filing with, the State of New York or the United States of
America, or any of their respective agencies.

                                 ATTACHMENT III

                              OPENING BALANCE SHEET

1.       Cash and equivalents are/will be excluded for the purposes of the
         Opening Balance Sheet and the Final Net Asset Amount calculation.

2.       Unbilled contract receivables consist of unbilled government and commercial receivables for work performed prior to September 26, 2003.

3.       Accounts receivables, net of allowance for doubtful accounts consist of billed government and commercial receivables for work performed prior to September 26, 2003.

4.       Work in process represents cost and estimated earnings in excess of billings on uncompleted contracts. Specifically this represents (a) the difference between total contract costs incurred to date and amounts recognized in cost of sales under various long term contracts; (b)
         contract costs incurred on unapproved change orders where approval is probable; (c) cost incurred on contracts prior to September 26, 2003 for which required documentation and approval, necessary to invoice for work performed, had not been received by the Company from our government or commercial customers.

5.       Inventories, net consist of parts used in aircraft maintenance and include consumables and new and used repairable parts. Consumable parts represent items that are expended through utilization in performance under contracts. Inventories of consumable and new parts used in the performance of contracts are valued at the lower of cost or market value, and cost is determined on the first-in, first-out basis. Used repairable parts, which are parts recovered in aircraft maintenance operations and repaired, are included in inventory at the average cost of comparable items. The cost of refurbishing repairable inventory is a current asset of the Company. A reserve is established for inventory items that are considered excess or obsolete.

6.       Prepaid expenses & other current assets consist primarily of insurance premiums through the policy period expiring June 27, 2004.

7.       Core inventory, net represents repairable inventory that contains a repairable "core" that may be refurbished and used to service contracts. In performance under a program, Company owned inventory is placed on an aircraft and customer parts are removed and refurbished.
         This process effectively rotates cores through the Company's inventory.
         In performance under the Company's contracts, customers are billed for the repair cost, but not the value of the core, as the Company permanently retains core values. As of September 26, 2003 there are no management plans to dispose of repairable inventory through a sale during the

         coming year. Therefore the core values of repairable inventory are included as non-current assets.

8.       Property, plant and equipment include land, special mission modified aircraft, aircraft engines, leasehold improvements, vehicles and transportation equipment, computer equipment and software, furniture and fixtures and machinery and equipment required to support contracts, stated at cost less accumulated depreciation.

9.       Intangible assets net consist of separately identifiable intangible assets and goodwill created in connection with the 2001 transaction and the December 2002 acquisition of Flight. Intangible assets net are/will be excluded for purposes of the Opening Balance Sheet and the Final Net
         Asset Amount calculation.

10.      Drafts outstanding represent book overdrafts resulting from uncleared checks to third parties against Company bank accounts.

11.      Accounts payable consists primarily of third party trade payables.

12.      Accrued salaries, wages and benefits primarily consist of accrued payroll, vacation, and related payroll taxes.

13.      Accrued expenses consists primarily of Customer advance payments
         ($600,344), accrued legal reserves ($905,000), accrued group health
         IBNR ($629,654), accrued workers comp IBNR ($5,556,882), accrued pension expense cost sharing with the predecessor owner ($736,309), and accrued engine & fuel expenses for Flight ($2,071,058). Excluded from the Opening Balance Sheet and the Final Net Asset Amount calculation are/will be accrued members tax distributions ($11,860) and accrued interest expense on existing Bank Debt and Senior Subordinated debt
         ($3,247,009).

14.      Accrued contract loss represents management's estimate of the total future loss through 2004 on the C-21 CLS contract and the Raytheon
         Australia [aircraft serial number 611] special mission aircraft modification program. Current portion of the accrued contract loss is
         ($6,864,698) and the long-term portion is ($2,272,630).

15.      All Indebtedness (as defined in this Agreement) has been/will be excluded from the Opening Balance Sheet and (to the extent paid or satisfied before or at the Closing) the Final Net Asset Amount calculation. If any Other Indebtedness (as defined in this Agreement)
         exists at the Closing, then such Other Indebtedness, other than the letters of credit listed on Schedule B.33 which will be replaced by
         Purchaser, will be included in the Final Net Asset Amount calculation.

16.      Other short-term debt consists of the current portion of capitalized leases and the short-term component of a payable to the Air force for
         C-12 inventory purchases.

         As of September 26, 2003 the Company had no liabilities established for the costs associated with the 2003 S-1 preparation or expenses associated with the Contemplated Transaction with L-3. For purposes of the Final Net Asset Amount calculation, the Company will exclude all expenses (including but not limited to legal expenses, accounting expenses, investment banking services (from CSFB), and expenses incurred with the financial printers) in connection with the 2003 S-1 preparation and the Contemplated Transaction with L-3.

17.      Derivative financial instrument represents two interest rate hedge agreements on the Company's existing Bank debt facility. These liabilities are/will be excluded from the Opening Balance Sheet and (to the extent paid or satisfied before or at the Closing) the Final Net
         Asset amount calculation.

18.      Other long-term debt, net of current consists of the remaining liability for capitalized leases and the long-term component of a payable to the Air force for C-12 inventory purchases.

19.      The Company had no other long-term liabilities as of September 26,
         2003.

20.      Members Capital account is/will be excluded from the Opening Balance
         Sheet and the Final Net Asset Amount calculation.

   VERTEX AEROSPACE LLC
   OPENING BALANCE SHEET
   AS  OF  SEPTEMBER  26,  2003  (MANAGEMENT   ACCOUNTS  -
   UNAUDITED)

                                                                        As of
                                                       Notes      September 26, 2003      Adjustments            Net Assets
                                                                  ------------------      -----------            ----------

ASSETS
Cash and Equivalents                                      1               $12,354,281     ($12,354,281)                         $0
Unbilled Contract Receivables                             2               $35,488,127                $0                $35,488,127
Accounts Receivables (A/R), net of allowance for
doubtful accounts                                         3               $54,878,789                $0                $54,878,789
Work in Process                                           4               $11,373,482                $0                $11,373,482
Inventories, net                                          5               $35,347,020                $0                $35,347,020
Prepaid expenses & other current assets                   6                $2,091,036                $0                 $2,091,036
                                                               -----------------------  ---------------- --------------------------
                 Total Current Assets                                    $151,532,735     ($12,354,281)               $139,178,454

Core Inventory, net                                       7               $29,212,122                $0                $29,212,122
Net Property, Plant & Equipment                           8               $49,436,187                $0                $49,436,187
Intangible Assets, net                                    9              $146,016,275    ($146,016,275)                         $0
Other Assets                                                                       $0                $0                         $0
                                                               -----------------------  ---------------- --------------------------
                     Total Assets                                        $376,197,319    ($146,016,275)               $217,826,763
                                                               =======================  ================ ==========================

LIABILITIES AND EQUITY
Drafts Outstanding                                        10                       $0                $0                         $0
Accounts Payable                                          11            ($30,684,463)                $0              ($30,684,463)
Accrued Salaries/ Wages & benefits                        12            ($22,950,414)                $0              ($22,950,414)
Accrued Expenses                                          13            ($13,758,117)        $3,258,869              ($10,499,248)
Accrued contract loss - current                           14             ($6,864,698)                $0               ($6,864,698)
Current Portion of Bank Tranche A Debt                    15            ($10,000,000)       $10,000,000                         $0
Current Portion of Bank Tranche B Debt                    15             ($1,480,000)        $1,480,000                         $0
Other Short Term Debt                                     16               ($342,958)                $0                 ($342,958)
                                                               -----------------------  ---------------- --------------------------
               Total Current Liabilities                                ($86,080,651)       $14,738,869              ($71,341,782)

Derivative Financial Instrument                           17             ($1,976,855)        $1,976,855                         $0
Accrued Contract Loss, net of Current                     14             ($2,272,630)                $0               ($2,272,630)
Long Term Portion of Bank Tranche A Debt, net of
current                                                   15            ($28,000,000)       $28,000,000                         $0
Long Term Portion of Bank Tranche B Debt, net of
current                                                   15           ($145,000,000)      $145,000,000                         $0
Long Term Senior Sub-Debt                                 15            ($81,760,305)       $81,760,305                         $0
Other Long-term debt, net of current                      18             ($2,605,897)                $0               ($2,605,897)
Other Liabilities                                         19                       $0                $0                         $0
                                                               -----------------------  ---------------- --------------------------
                   TOTAL LIABILITIES                                   ($347,696,338)      $256,737,160              ($76,220,309)

Raytheon Preferred                                                                 $0                $0                         $0
Members Capital                                           20            ($28,500,981)       $28,500,981                         $0
                                                               -----------------------  ---------------- --------------------------
                     TOTAL EQUITY                                       ($28,500,981)       $28,500,981                         $0
                                                               -----------------------  ---------------- --------------------------
              TOTAL LIABILITIES & EQUITY                               ($376,197,319)      $285,238,141               ($76,220,309)
                                                               =======================  ================ ==========================

                      NET ASSETS                                                           $139,221,866               $141,606,454